Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

amongst

EXLSERVICE HOLDINGS, INC.,

EXLSERVICE MERGER SUB INC.,

INDUCTIS, INC.,

SANDEEP TYAGI,

Individually and as Representative,

and

THE MAJOR STOCKHOLDERS PARTY HERETO

June 30, 2006

(i)

(Continued)

(ii)

(Continued)

(iii)

(Continued)

Page
Section 9.9	No Third Party Beneficiaries	77
Section 9.10	Amendment	77
Section 9.11	Waiver	77
Section 9.12	Severability	77
Section 9.13	Interpretation	77
Section 9.14	Assignment	78
Section 9.15	Specific Performance	78

Note: The Registrant has omitted the following schedules, exhibits and similar attachments to this agreement pursuant to Item 602(b)(2) of Regulation S-K and agrees to furnish supplementally a copy of any omitted schedule, exhibit or similar attachment to the Securities and Exchange Commission upon request:
Section 2.1 of the Company Disclosure Letter
Section 2.2 of the Company Disclosure Letter
Section 2.4 of the Company Disclosure Letter
Section 2.8 of the Company Disclosure Letter
Section 3.1 of the Company Disclosure Letter
Section 3.3 of the Company Disclosure Letter
Section 3.4 of the Company Disclosure Letter
Section 3.5 of the Company Disclosure Letter
Section 3.6 of the Company Disclosure Letter
Section 3.7 of the Company Disclosure Letter
Section 3.8 of the Company Disclosure Letter
Section 3.9 of the Company Disclosure Letter
Section 3.10 of the Company Disclosure Letter
Section 3.11 of the Company Disclosure Letter
Section 3.12 of the Company Disclosure Letter
Section 3.13 of the Company Disclosure Letter
Section 3.14 of the Company Disclosure Letter
Section 3.16 of the Company Disclosure Letter
Section 3.17 of the Company Disclosure Letter
Section 3.18 of the Company Disclosure Letter
Section 3.19 of the Company Disclosure Letter
Section 3.22 of the Company Disclosure Letter
Section 3.24 of the Company Disclosure Letter
Section 3.25 of the Company Disclosure Letter
Section 3.26 of the Company Disclosure Letter
Section 3.27 of the Company Disclosure Letter
Section 3.28 of the Company Disclosure Letter
Section 4.3 of the Parent Disclosure Letter
Section 4.10 of the Parent Disclosure Letter
Section 5.1 of the Company Disclosure Letter
Section 5.15 of the Company Disclosure Letter
Section 9.1 of the Company Disclosure Letter

Exhibit A	Stockholders Agreement
Exhibit B	Certificate of Merger
Exhibit C	Certificate of Incorporation of the Surviving Corporation
Exhibit D–1	Two-Year Stock Grant Agreement Form I
Exhibit D–2	Two-Year Stock Grant Agreement Form II
Exhibit D–3	Indian Two-Year Stock Grant Agreement Form I
Exhibit D–4	Indian Two-Year Stock Grant Agreement Form II
Exhibit E–1	Three-Year Stock Grant Agreement Form I
Exhibit E–2	Three-Year Stock Grant Agreement Form II
Exhibit E–3	Indian Three-Year Stock Grant Agreement Form I
Exhibit E–4	Indian Three-Year Stock Grant Agreement Form II
Exhibit F	Parent Management Incentive Plan
Exhibit G	Opinion of Counsel to the Company
Exhibit H	Opinion of Special Counsel to Certain of the Major Stockholders
Exhibit I	Opinion of Special Delaware Counsel to the Company
Exhibit J	Opinion of Special Indian Counsel to the Company
Exhibit K	Company Holder Agreement
Exhibit L	Opinion of Counsel to the Parent

(iv)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 30, 2006, among EXLSERVICE HOLDINGS, INC., a Delaware corporation (“Parent”). EXLSERVICE MERGER SUB, INC., a Delaware corporation (“Merger Sub”), INDUCTIS, INC., a Delaware corporation (the “Company”), the Representative (as defined below) and the individuals executing this Agreement as Major Stockholders (each, a “Major Stockholder”).

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the respective boards of directors of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent, by means of a merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (as such, the “Surviving Corporation”);

WHEREAS, the boards of directors of Parent, Merger Sub and the Company each have (i) determined that the Merger and the Merger Agreement are advisable and fair to, and in the best interests of, their respective stockholders and (ii) approved this Agreement and the transactions contemplated hereby;

WHEREAS, concurrently with the execution of this Agreement, as a condition to the willingness of the Parent to enter into this Agreement, each of the holders of Company Common Stock (as defined below) (collectively, with holders of Company Options (as defined below), the “Company Holders”) shall be made a party as of the Effective Time (as defined below) to the Amended and Restated Stockholder’s Agreement among the Parent and certain stockholders of the Parent, in the form attached hereto as Exhibit A (the “Stockholders Agreement”), providing for, among other things, the agreement of such stockholders to restrict the disposition and voting of Parent Common Stock (as defined below);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, Sandeep Tyagi. Kal Bittianda, Puneet Shivam, and Lalit Wangikar have entered into new Employment Agreements (the “Employment Agreements”) and certain of the Company Holders have entered into a non-competition and non-solicitation agreement (the “Non-Compete Agreements”) with the Company, the effectiveness of which are contingent upon the consummation of the Merger;

WHEREAS, for U.S. federal income tax purposes it is intended that the merger shall qualify as a reorganization under the provisions of section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated under the Code; and

WHEREAS, certain capitalized terms used in this Agreement and not otherwise defined have the meanings specified in Section 9.1.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the terms of, and subject to the conditions set forth in, this Agreement and the Delaware General Corporation Law, as amended (the “DGCL”). Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of Merger Sub shall cease.

Section 1.2 Effective Time. As soon as practicable following the satisfaction or, if permissible, waiver of the conditions set forth in Article VI, but not later than the close of business on the date of this Agreement (or such later time as the Company and the Parent shall agree in writing), the Company, Merger Sub and the Parent will cause a certificate of merger in the form annexed hereto as Exhibit B (the “Certificate of Merger”), together with any required related certificate, to be signed, acknowledged and delivered for filing with the Secretary of State of the State of Delaware in such form as provided in Section 251 of the DGCL. The Merger shall become effective at the time (the “Effective Time”) when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware.

Section 1.3 Closing. Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VI hereof, the closing of the Merger (the “Closing”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019, at 10:00 a.m. (Eastern Time) on the date of this Agreement (or such later time as the Company and the Parent shall agree in writing) (the “Closing Date”).

Section 1.4 Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in Sections 251, 259 and 261 of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation. The amended and restated certificate of incorporation of the Company shall be amended in the Merger to read in its entirety as set forth on Exhibit C hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until duly amended as provided therein or by applicable law.

Section 1.6 By-Laws. Parent shall cause the by-laws of Merger Sub in effect immediately prior to the Effective Time to be, from and after the Effective Time, the by-laws of the Surviving Corporation until duly amended as provided therein or in accordance with applicable law.

Section 1.7 Directors of Surviving Corporation. Parent shall cause the directors of Merger Sub at the Effective Time to be, from and after the Effective Time, the initial directors of the Surviving Corporation to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Section 1.8 Officers of Surviving Corporation. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON

CAPITAL STOCK; EXCHANGE OF SHARES

Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a) Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”).

(b) Cancellation of Treasury Stock. Any shares of the Class C-1 Common Stock (“Class C-1 Common Stock”), par value $0.0001 per share, of the Company and the Class C-2 Common Stock (“Class C-2 Common Stock”), par value $0.0001 per share, of the Company (collectively the “Company Common Stock”) that are held in the treasury of the Company immediately prior to the Effective Time shall be cancelled automatically and shall cease to exist, and no shares of Surviving Corporation Common Stock or other consideration shall be delivered in exchange therefor.

(c) Merger Consideration. For purposes of this Agreement, “Merger Consideration” means (i) cash in an aggregate amount equal to $2,219,475 (less $150,000 that is being deposited with the Representative in accordance with Section 9.6 to defray the Representative’s expenses) (the “Aggregate Cash Consideration”), (ii) 535,217 (assuming tax withholding is not done in a cashless manner and subject to reduction to give effect to any such cashless withholding) shares of Series A Common Stock, par value $0,001 per share, of the Parent (the “Parent Common Stock”) subject to adjustment as provided in Sections 2.5 and 2.11 and subject to the payment of cash in lieu of fractional shares of Parent Common Stock, if any, as provided in Section 2.9(f) (the “Aggregate Closing Share Consideration”) and (iii) the contingent right to receive Earnout Payments and the Upside Payment in accordance with this Agreement. Each certificate (a “Certificate”) formerly representing any shares of Company Common Stock (other than Dissenting Shares) shall from and after the Effective Time represent only the right to receive the Merger Consideration and any distribution or dividend under Section 2.9(c), in each case without interest and at the times and subject to the terms provided for herein.

(d) Payment of Merger Consideration. Each share of the Company Common Stock, issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares but including shares issued upon exercise of vested Company Options in accordance with Section 2.2) shall be converted into the right to receive a portion of the Merger Consideration as follows:

(i) an amount of cash, without interest, equal to the quotient obtained by dividing (x) the Aggregate Cash Consideration by (y) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time after giving effect to the exercise of the vested Company Options (the “Cash Consideration”);

(ii) a number of validly issued, fully paid and non assessable shares of Parent Common Stock equal to the quotient obtained by dividing (x) the Aggregate Closing Share Consideration by (y) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time after giving effect to the exercise of the vested Company Options (the “Share Consideration”).

(iii) the Earnout Payments, if and when payable, payable solely in a number of Earnout Shares equal to the quotient obtained by dividing (x) the applicable Earnout Payment by (y) the total number of Shares of Company Common Stock issued and outstanding immediately prior to the Effective Time after giving effect to the exercise of the vested Company Options (the “Earnout Consideration”); and

(iv) the Upside Payment, if and when payable, payable (A) in cash, without interest, or (B) in a number of validly issued, fully paid and nonassessable shares of Parent Common Stock (or such securities, cash or property into which Parent Common Stock may have been exchanged by reason of a Capital Change (as defined below) valued at the Fair Market Value thereof as of the Upside Equity Valuation Date) equal to the quotient obtained by dividing (x) the Upside Payment by

(y) that total number of Shares of Company Common Stock issued and outstanding immediately prior to the Effective Time after giving effect to the exercise of the vested Company Options (such payment, the “Upside Payment Consideration”). If the Shares of Parent Common Stock to be included in the Upside Payment are freely tradable subject only to the volume limitations under Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) at the time the Upside Payment is required to be made under this Agreement, then Parent shall have the right to determine the proportion of the Upside Payment that shall he paid in cash or in Parent Common Stock, provided that, (i) in no event shall the amount of the cash portion of the Upside Payment cause the aggregate cash portion of the Tax Merger Consideration to exceed 19.99% of the aggregate Tax Merger Consideration, and (ii) in no event shall the stock portion of the Upside Payment exceed 145,835 voting shares. If the Shares of Parent Common Stock to be included in the Upside Payment are not freely tradable subject only to the volume limitations under Rule 144, then the Upside Payment shall be paid in cash to the greatest extent possible taking into account the proviso to this sentence and thereafter the balance shall be payable in Parent Common Stock, provided that, (i) in no event shall the amount of the cash portion of the Upside Payment cause the aggregate cash portion of the Tax Merger Consideration to exceed 19.99% of the aggregate Tax Merger Consideration, and (ii) in no event shall the stock portion of the Upside Payment exceed 145,835 voting shares. For purposes of this Agreement, “Tax Merger Consideration” means the Merger Consideration that is exchanged by Parent solely for stock of the Surviving Corporation. For purposes of clarity, any portion of the Merger Consideration treated as interest under applicable provisions of the Code does not constitute Tax Merger Consideration. The provisions of this Section 2.1(d) that limit the portion of the Upside Payment that can be paid in cash are intended to ensure that, in the Merger, stockholders of the Surviving Corporation exchange, solely for voting stock of the Parent, an amount of stock of the Surviving Corporation that constitutes “control” of the Surviving Corporation for purposes of Section 368(a)(2)(E) of the Code and shall be interpreted consistently therewith. The provisions of this Section 2.1(d) that limit the portion of the Upside Payment that can be paid in stock are intended to comply with the requirements of Revenue Procedure 84-42 and shall be interpreted consistently therewith. The parties agree that solely for purposes of determining the value of the Tax Merger Consideration for purposes of making the determination of the form and amount of the Upside Payment, (i) shares of the Parent Common Stock issued as part of the Merger Consideration at the Effective Time or issued in connection with the Working Capital Adjustment set forth in Section 2.5 shall be valued at $17.40 per share and (ii) shares of Parent Common Stock issued as part of the Earnout Payment or the Upside Payment shall be valued at the fair market value thereof at the time of issuance.

(e) Section 2.1(e) of the Company Disclosure Letter sets forth the percentage participation of each Company Holder in the Merger Consideration after giving effect to the exercise of the vested Company Options (the “Allocation Schedule”)). The Representative, Parent, and the Surviving Corporation shall be entitled to rely on such certificate in connection with the payment of any portion of the Merger Consideration or any adjustment required under this Agreement.

(f) Each Company Holder shall receive payments under Section 5.14 as, if and when entitled thereunder.

Section 2.2 Treatment of Management Equity.

(a) The Company has heretofore taken all necessary action to cause (i) the vesting of the $0.55 Options (as defined in Section 2.2(b) below) to be accelerated as of immediately prior to the Effective Time so that as of the Effective Time 50% of the $0.55 Options are vested and (ii) the vesting of options to purchase Company Common Stock at an exercise price of $1.00 per share (the “$1.00 Options,” collectively with the $0.55 Options, the “Company Options”) to be accelerated as of immediately prior to the Effective Time so that as of the Effective Time 25% of the $1.00 Options are vested.

(b) The Company and the Parent have heretofore taken all necessary action to cause each person holding a Company Option, whether or not currently exercisable, to execute an instrument, in the form heretofore agreed to by Parent and the Company, which shall provide for (as adjusted therein) (i) in the case of Company Options having a per-share exercise price of $0.25, an increase in such per-share exercise price to $0.55 (such options, the “$0.55 Options”), (ii) the cashless exercise of each vested Company Option effective immediately prior to the Effective Time, (iii) the surrender of the unvested Company Options in the aggregate immediately prior to the Effective Time in exchange for (A) a number of restricted shares of Series B Common Stock (as defined in Section 4.3 below) (“Replacement Restricted Stock”) equal to (x) the sum of (I) $946,196 (share value reflecting surrendered ($0.55 Options), plus (II) $279,135 (share value reflecting surrendered $1.00 Options) plus (III) $81,747 (share value reflecting the unvested portion of the restricted stock) divided by (y) $23.75 and (B) any cash payment in the amount set forth on Section 2.2(b) of the Company Disclosure Letter, and (iv) the payment of a cash bonus on January 1, 2007 in the amount of $0.30 for each share of Company Common Stock subject to a vested $0.55 Option exercised pursuant to clause (ii) of this Section 2.2(b). The Replacement Restricted Stock to be issued hereunder shall be reflected in an award agreement substantially in the form attached hereto as Exhibit D-l, D-2, D-3 or D-4 (“Two-Year Stock Grant Agreement”) or Exhibit E-l, E-2, E-3 or E-4 (“Three-Year Stock Grant Agreement”), as appropriate.

Section 2.3 Earnout Payments.

(a) The Company Holders shall be entitled to an Earnout Payment with respect to each Earnout Period, payable solely in Earnout Shares, on or before each Earnout Payment Date, if (and only if) the Company’s Profit Adjusted Earnout Revenue for such Earnout Period (subject to Section 2.3(b) in the case of the First Earnout Period) is equal to or greater than the Minimum Earnout Revenue Target for such Earnout Period; such Earnout Payment to be calculated as follows:

(i) if Profit Adjusted Earnout Revenue in an Earnout Period is less than the Minimum Earnout Revenue Target for such Earnout Period, then the Company Holders shall not be entitled to an Earnout Payment with respect to such Earnout Period (subject to Section 2.3(b) in the case of the First Earnout Period).

(ii) if Profit Adjusted Earnout Revenue in an Earnout Period is equal to or greater than the Maximum Earnout Revenue Target for such Earnout Period, then the Company Holders shall be entitled to an Earnout Payment with respect to such Earnout Period equal to 100% of the Earnout Shares for such Earnout Period.

(iii) if Profit Adjusted Earnout Revenue in an Earnout Period is equal to or greater than the Minimum Earnout Revenue Target for such Earnout Period but less than the Maximum Earnout Revenue Target for such Earnout Period, then the Company Holders shall be entitled to an Earnout Payment with respect to such Earnout Period (subject to Section 2.3(b) in the case of the First Earnout Period) equal to the product of (x) the number of Earnout Shares for such Earnout Period multiplied by (y) the sum of (i) 0.33 and (ii) the product of 0.67 multiplied by a fraction, the numerator of which is the amount by which Profit Adjusted Earnout Revenue in such Earnout Period exceeds the Minimum Earnout Revenue Target for such Earnout Period and the denominator of which is the Earnout Spread for such Earnout Period.

(b) The Company Holders shall be entitled to a catch-up opportunity applicable to the Earnout Payment that the Company Holders may be entitled to receive for the First Earnout Period (if and only to the extent the full amount of Earnout Shares for the First Earnout period were not earned with respect to the First Earnout Period in accordance with Section 2.3(a)), which catch-up shall be calculated at the time of the calculation of the Earnout Payment for the Second Earnout Period as follows:

(i) if Profit Adjusted Earnout Revenue in the Second Earnout Period is less than or equal to $35,000,000, then the Company Holders shall receive no additional Earnout Payment for the First Earnout Period pursuant to this Section 2.3(b).

(ii) if Profit Adjusted Earnout Revenue in the Second Earnout Period is greater than $35,000,000 (such excess amount, the “Catch-up Amount”), then the Catch-up Amount shall be added to the Profit Adjusted Earnout Revenue for the First Earnout Period and the amount of the Earnout Payment for the First Earnout Period shall be recalculated in accordance with Section 2.3(a). The Company Holders shall be paid an additional Earnout Payment equal to an amount of Earnout Shares by which the number of Earnout Shares payable in accordance with the recalculation made pursuant to this clause exceeds the number of Earnout Shares payable as originally calculated under Section 2.3(a) following the completion of the First Earnout Period.

For the avoidance of doubt, the parties acknowledge that notwithstanding any catch-up made pursuant to this Section 2.3(b), the aggregate number of Earnout Shares payable in accordance with this Agreement shall in no event exceed 389,382 shares of Parent Common Stock.

Section 2.4 Upside Payment.

(a) Subject to Section 2.4(b), the Company Holders shall be entitled to an Upside Payment with respect to the Second Earnout Period, payable (in the form and amounts required by Section 2.1(d)(iv)), if (and only if) the Company’s Profit Adjusted Upside Revenue is equal to or greater than the Minimum Upside Revenue Target, such Upside Payment to be calculated as follows:

(i) if Profit Adjusted Upside Revenue is less than the Minimum Upside Revenue Target, then the Company Holders shall not be entitled to an Upside Payment.

(ii) if Profit Adjusted Upside Revenue is equal to or greater than the Maximum Upside Revenue Target, then the Company Holders shall be entitled to an Upside Payment equal to 100% of the Upside Payment.

(iii) if Profit Adjusted Upside Revenue is equal to or greater than the Minimum Upside Revenue Target but less than the Maximum Upside Revenue Target, then the Company Holders shall be entitled to an Upside Payment equal to the product of (x) $6,473,468 multiplied by (y) the sum of (i) 0.10 and (ii) the product of 0.90 multiplied by a fraction, the numerator of which is the amount by which Profit Adjusted Upside Revenue exceeds the Minimum Upside Revenue Target and the denominator of which is the Upside Spread.

(b) Notwithstanding Section 2.4(a), no Upside Payment shall be due and payable unless each of the following conditions are satisfied:

(i) No Upside Payment shall be paid if at the end of the Second Earnout Period 77% or fewer of the full time employees of the Company and its Subsidiaries are employed outside of the United States. For purposes of this Section 2.4(b)(i), foreign-based employees that are on temporary assignments in the United States shall nonetheless continue to be considered employed outside of the United States but any employees who are present in the United States for more than 180 days during the Second Earnout Period will be considered employed inside of the United States.

(ii) No Upside Payment shall be paid if 62% or more of the Company’s consolidated revenues (excluding revenues derived from Analytical Services) included in the Actual Earnout Revenue Amount for the Second Earnout Period is derived in the aggregate from the Two Specified Clients it being agreed that the revenues derived from Consulting Services rendered on any individual project where (A) either of the Two Specified Clients is the customer and (B) such project contributed more than $3,000,000 to revenues in the Second Earnout Period, shall be excluded (but only to the extent that such revenues on such project exceeds $3,000,000) from the calculation of revenues received from the Two Specified Clients and their respective Subsidiaries and the Actual Earnout Revenue Amount for the Second Earnout Period for purposes of determining whether the condition set forth in this Section 2.4(b)(ii) is satisfied.

Section 2.5 Working Capital Adjustment.

(a) Within forty-five (45) Business Days following the Closing Date, the Representative shall deliver to the Parent on behalf of the Company Holders, the Representative’s determination (the “Net Working Capital Statement”) setting out in reasonable detail the Net Working Capital (as defined below) of the Company and its Subsidiaries as of the close of business on the Closing Date along with appropriate supporting documentation. “Net Working Capital” means (i) all the current consolidated assets (including cash) of the Company and its Subsidiaries as determined in accordance with U.S. GAAP applied on a basis consistent with the Balance Sheet and Audited Financials less (ii) all the current liabilities and all Debt (whether current or long-term) of the Company and its Subsidiaries as determined in accordance with U.S. GAAP applied on a basis consistent with the Balance Sheet and the Audited Financials provided, however, that the aggregate amount of all (A) accrued and unpaid Expenses shall be reflected as liabilities on the Net Working Capital Statement and (B) all out- of pocket fees and expenses incurred since December 31, 2005 in excess of $65,000 relating to the re-auditing of the financial statements for 2003 and 2004 of the Company’s Indian subsidiary or the auditing of the Company and its Subsidiaries for 2005 to the extent each is unpaid and accrued shall not be reflected as a liability of the Net Working Capital Statement and to the extent paid in 2006 prior to the Closing Date shall be treated as a current asset on the Working Capital Statement. Net Working Capital shall not include any assets or liabilities of iTouchpoint (as defined) or any of its Affiliates and shall not include as an asset or liability the iTouchpoint Loans or any obligation to make any payment to Company Holders with respect to the iTouchpoint Loans. The Net Working Capital Statement shall be derived from the accounts set forth in the financial statements of the Company and its Subsidiaries on a basis consistent with U.S. GAAP. The Net Working Capital Statement shall be final and binding on the Parent and the Company Holders, subject (if applicable) to the process of objection provided below.

(b) The Parent may dispute the amounts reflected on the Net Working Capital Statement, but only on the basis that (i) the Net Working Capital Statement has not been prepared accurately in accordance with the provisions of this Agreement or (ii) there has been an error in mathematical calculation relating to the Net Working Capital Statement. If the Parent disagrees with the calculation of Net Working Capital, the Parent may, within 30 days after the delivery of the Net Working Capital Statement, deliver a notice to the Representative (the “Net Working Capital Dispute Notice”) setting forth the Parent’s calculation of Net Working Capital and specifying, in reasonable detail, those items or amounts in the Net Working Capital Statement as to which the Parent disagrees and the reasons for such disagreement. If prior to the conclusion of such 30-day period the Parent notifies the Representative in writing that it will not provide any Net Working Capital Dispute Notice or if no Net Working Capital Dispute Notice is delivered within such 30-day period, Net Working Capital as set forth on the Net Working Capital Statement, shall become final, conclusive and binding on the parties hereto for all purposes of this Agreement.

(c) If the Parent delivers a Net Working Capital Dispute Notice to the Representative within the 30-day period described above, the Parent and the Representative shall use reasonable efforts to reach agreement on the disputed items or amounts in order to determine Net Working Capital. If the Representative and the Parent do not resolve all disputed items or amounts set forth in the Net Working Capital Dispute Notice within 30 days after delivery of a Net Working Capital Dispute Notice, either the Parent or the Representative may elect to submit the remaining disputed items and amounts to a nationally recognized independent accounting firm in the U.S. mutually agreed to by the Parent and the Representative (the “Working Capital Accountants”) for resolution of such disputed items and amounts. The Parent and the Representative will each submit a written statement setting forth in reasonable detail their respective positions with respect to only the disputed items set forth in the Net Working Capital Dispute Notice. The Representative and the Parent will furnish to the Working Capital Accountants such work papers and other documents and information relating to the disputed items as the Working Capital Accountants may request and are available to that Party. The Parent and the Representative will have the opportunity to present their positions with respect to such disputed items and amounts to the Working Capital Accountants, and such disputed items and amounts shall be resolved by the Working Capital Accountants in accordance with the requirements of this Agreement. The Working Capital Accountants shall prepare a written report setting forth the resolution of such disputed items and amounts and calculating Net Working Capital which report shall be delivered to each of the Representative and the Parent promptly, but in no event later than 30 days after such disputed items and amounts are submitted to the Working Capital Accountants. Such report shall not reflect any difference from the amount of Net Working Capital other than differences required to reflect the resolution of such disputed items and amounts by the Working Capital Accountants. In resolving any individual disputed item, the Working Capital Accountants may not assign a dollar amount or value to such item that is more than the greatest amount or value, or less than the lowest amount or value, proposed by the Parties in their written statements submitted to the Working Capital Accountants. The calculation of Net Working Capital as set forth in the Working Capital Accountants’ written report shall be final, conclusive and binding upon the Company Holders and the Parent. The fees and disbursements of the Working Capital Accountants shall be allocated (and paid as part of the adjustment provided for in Section 2.5(d)) between the Parent, on the one hand, and the Company Holders, on the other hand, such that the Parent’s share of such fees and disbursements shall be in the same proportion that the aggregate amount of the disputed items and amounts submitted by the Parent to the Working Capital Accountants that are unsuccessfully disputed by the Parent (as finally determined by the Working Capital Accountants) bears to the total amount of such disputed items and amounts so submitted by the Parent to the Working Capital Accountants. Each of the Representative and the Parent shall execute a reasonably acceptable engagement letter, if requested to do so by the Working Capital Accountants.

(d) Within five (5) Business Days after the final agreement with respect to or final determination of Net Working Capital in accordance with this Section 2.5 the following adjustment to the Merger Consideration shall be made:

(i) if the Net Working Capital (as so finally agreed or determined) exceeds $1,402,958, which the parties acknowledge is the Net Working Capital of the Company and its Subsidiaries as of March 31, 2006 (“Net Working Capital Target”), Parent shall pay to each Company Holder, an amount based upon such person’s pro rata percentage interest set forth in the Allocation Schedule to the nearest whole dollar, equal to the amount by which the Net Working Capital as of the Closing Date (as so finally agreed or determined) is greater than the Net Working Capital Target; provided that such amount shall be paid to each Company Holder at the sole election of the Representative, in either (a) cash, (b) a combination of (i) the respective whole number of duly authorized, issued and outstanding shares of Parent Common Stock valued at $23.75 per share (or such securities, cash or property into which Parent Common Stock may have been exchanged by reason of a Capital Change) and (ii) a check in lieu of any fractional shares of Parent Common Stock (or such securities, cash or property into which Parent Common Stock may have been exchanged by reason of a Capital Change) having a combined value equal to the relevant amount on an individual Company Holder basis based upon the Allocation Schedule or (c) such combination of consideration as set forth in clause (a) and clause (b) as the Representative shall elect. In no event shall the Representative instruct Parent to pay an aggregate cash amount pursuant to this Section 2.5(d)(i) and Section 2.1(d)(i) exceeding 19.99% of the portion of the aggregate Tax Merger Consideration paid pursuant to this Section 2.5(d)(i), Section 2.1(d)(i) and Section 2.1(d)(ii).

(ii) if the Net Working Capital (as so finally agreed or determined) is less than the Net Working Capital Target, each Company Holder shall deliver to Parent, including by means of Section 2.8(d), an amount in cash based upon the Allocation Schedule to the nearest whole dollar, equal to the amount by which the Net Working Capital as of the Closing Date (as so finally agreed or determined) is less than the Net Working Capital Target, and if any Company Holder shall fail to so deliver such amount, Parent may cancel a whole number of shares of Parent Common Stock, valued at $23.75 per share, held by such Company Holder and equal in value to such unpaid amount).

(e) Not later than the time at which any adjustment is made (or would be required to be made in the absence of Section 2.5(f)), any Expenses (as defined in Section 5.8) that have not been paid in accordance with Section 5.8 by the Company Holders prior to the Effective Time shall be paid by the Company Holders and if such Expenses shall not have been so paid, then in making the adjustment under Section 2.5(d)(i) or (ii) (and determining whether such adjustment is necessary in accordance with Section 2.5(f)), the Net Working Capital shall be deemed to be reduced by the amount of such unpaid Expenses.

(f) Notwithstanding Section 2.5(d)(i) or (ii), if the difference between the Net Working Capital (as so finally agreed or determined) and the Net Working Capital Target is equal to or less than $25,000 (either positive or negative), then Net Working Capital will be deemed to be equal to the Net Working Capital Target.

Section 2.6 Preparation of Earnout and Upside Statement.

(a) Upon completion and delivery of the monthly operating statements of Parent and its Subsidiaries that Parent provides to its board of directors, the Parent shall deliver to the Representative the operating statements setting forth the separate operating results of the Company and its Subsidiaries. The Representative and the President of the Parent will consult and use their reasonable efforts to resolve any disagreements respecting such operating statements. Within ten (10) days following the completion and delivery by the Parent to the Representative (which shall be not later than ninety (90) days following the completion of each Earnout Period) of the annual audited consolidated financial statements of the Parent and its Subsidiaries for an Earnout Period (which financial statements shall be accompanied by a consolidating financial statement of the Parent and its Subsidiaries derived from such audited consolidated financial statements that sets forth the financial results of the Company and its Subsidiaries and a reconciliation of the monthly operating reports referred to above), but in any event not later than ninety (90) days following the completion of each Earnout Period, the Representative will deliver to the Parent a statement (the “Earnout and Upside Statement”) setting forth in reasonable detail the determination of the Earnout Payment and (in the case of the Second Earnout Period only) the Upside Payment, if any, for such Earnout Period. The Earnout and Upside Statement shall be derived from the accounts set forth in the audited financial statements of the Parent and its Subsidiaries for such Earnout Period (to the extent with respect to the First Earnout Period the results of operations of the Company and its Subsidiaries are reflected therein) and the Earnout and Upside Statement for periods prior to the Closing shall be derived from the accounts of the Company and its Subsidiaries, in each case on a basis consistent with U.S. GAAP, and in all events shall be computed in accordance with the terms of this Agreement. The Earnout and Upside Statement shall be final and binding on the Parent and the Company Holders, subject (if applicable) to the process of objection provided below.

(b) The Parent may dispute the amounts reflected on the Earnout and Upside Statement, but only on the basis that (i) the Earnout and Upside Statement has not been prepared accurately in accordance with the provisions of this Agreement or (ii) there has been an error in mathematical calculation relating to the Earn-Out and Upside Statement; provided, that in no event shall the dispute concern the reported audited results of the Parent but such disputes may concern the derivation of the Earnout Payment or the Upside Payment based upon such audited results. If the Parent disagrees with the calculation of the Earnout Payment or the Upside Payment, the Parent may, within 30 days after the delivery of the Earnout and Upside Statement, deliver a notice to the Representative (the “Earn-Out Dispute Notice”) setting forth the Parent’s calculation of the Earnout Payment and/or in the case of the Second Earnout Period the Upside Payment and specifying, in reasonable detail, those items or amounts in the Earnout and Upside Statement as to which the Parent disagrees and the reasons for such disagreement. If prior to the conclusion of such 30-day period the Parent notifies the Representative in writing that it will not provide any Earn-Out Dispute Notice or if no Earn-Out Dispute Notice is delivered within such 30-day period, the Earnout Payment and the Upside Payment, if any, as set forth on the Earnout and Upside Statement, shall become final, conclusive and binding on the parties hereto for all purposes of this Agreement.

(c) If the Parent delivers an Earn-Out Dispute Notice to the Representative within the 30-day period described above, the Parent and the Representative shall use reasonable efforts to reach agreement on the disputed items or amounts in order to determine the Earnout Payment and the Upside Payment, if any. If the Representative and the Parent do not resolve all disputed items or amounts set forth in the Earn-Out Dispute Notice within 30 days after delivery of an Earn-Out Dispute Notice, either the Parent or the Representative may elect to submit the remaining disputed items and amounts to a nationally recognized independent accounting firm in the U.S. mutually agreed to by the Parent and the

Representative (the “Earn Out Accountants”) for resolution of such disputed items and amounts. The Parent and the Representative will each submit a written statement setting forth in reasonable detail their respective positions with respect to only the disputed items set forth in the Earn-Out Dispute Notice. The Representative and the Parent will furnish to the Earn-Out Accountants such work papers and other documents and information relating to the disputed items as the Earn-Out Accountants may request and are available to that Party. The Parent and the Representative will have the opportunity to present their positions with respect to such disputed items and amounts to the Earn-Out Accountants, and such disputed items and amounts shall be resolved by the Earn-Out Accountants in accordance with the requirements of this Agreement. The Earn-Out Accountants shall prepare a written report setting forth the resolution of such disputed items and amounts and calculating the Earnout Payment and the Upside Payment, if any, which report shall be delivered to each of the Representative and the Parent promptly, but in no event later than 30 days after such disputed items and amounts are submitted to the Earn-Out Accountants. Such report shall not reflect any difference from the amount of the Earnout Payment or the Upside Payment other than differences required to reflect the resolution of such disputed items and amounts by the Earn-Out Accountants. In resolving any individual disputed item, the Earn-Out Accountants may not assign a dollar amount or value to such item that is more than the greatest amount or value, or less than the lowest amount or value, proposed by the Parties in their written statements submitted to the Earn-Out Accountants. The calculation of the Earnout Payment and in the case of the Second Earnout Period, the Upside Payment as set forth in the Earn-Out Accountants’ written report shall be final, conclusive and binding upon the Representative, the Company Holders and the Parent. The fees and disbursements of the Earn-Out Accountants shall be allocated between the Parent, on the one hand, and the Company Holders, on the other hand, such that the Parent’s share of such fees and disbursements shall be in the same proportion that the aggregate amount of the disputed items and amounts submitted by the Parent to the Earn-Out Accountants that are unsuccessfully disputed by the Parent (as finally determined by the Earn-Out Accountants) bears to the total amount of such disputed items and amounts so submitted by the Parent to the Earn-Out Accountants. Each of the Representative and the Parent shall execute a reasonably acceptable engagement letter, if requested to do so by the Earn-Out Accountants.

Section 2.7 Delivery of Earnout Payment and Upside Payment. Any payment of the Earnout Payment or the Upside Payment required to be made pursuant to Section 2.3 or 2.4 shall be paid by the Parent within five (5) Business Days after the final determination of such payments and allocated among the Company Holders in accordance with the Allocation Schedule. The Upside Payment will be effected by delivery of a combination of (i) the respective whole number of duly authorized, issued and outstanding shares of Parent Common Stock and (ii) a check in lieu of any fractional shares of Parent Common Stock having a combined Fair Market Value as of the Upside Equity Valuation Date equal to such Upside Payment unless the Parent elects or is required (to the extent it is permitted or required to do so in accordance with Section 2.1 (d)(iv)) to make such payment in cash in which event the respective amounts shall be made by check delivered to the respective Company Holders. Any Earnout Payment or Upside Payment payable in shares of Parent Common Stock (or such securities, cash or property into which Parent Common Stock may have been exchanged by reason of a Capital Change) will be effected by a combination of (i) the respective whole number of duly authorized, issued and outstanding shares of Parent Common Stock (or such securities, cash or property into which Parent Common Stock may have been exchanged by reason of a Capital Change) and (ii) a check in lieu of any fractional shares of Parent Common Stock (or such securities, cash or property into which Parent Common Stock may have been exchanged by reason of a Capital Change) having a combined value equal to such payment on an individual Company Holder basis.

Section 2.8 Certain other Matters Relating to the Earnout Payment and the Upside Payment.

(a) If, prior to the end of the Second Earnout Period, the Parent, directly or indirectly, acquires (by way of merger, consolidation, purchase of assets, capital stock or other equity interests or other similar transaction), other than purchases of assets in the ordinary course of business, in one transaction or series of related transactions, all or substantially all of the capital stock or other equity interests of any Person or all or substantially all of the assets that constitute a business or division of any Person, the financial results of which are included within the financial results of the Surviving Corporation or its Subsidiaries (each such person an “Acquired Person”), then the Earnout Payment and the Upside Payment shall be calculated without giving effect to the results of operations attributable to such acquisition; provided, however, that if the Acquired Person is a Competing Business (as defined below), or Parent or its Subsidiaries other than the Surviving Corporation and its Subsidiaries internally commences operating a Competing Business then the provisions of clause (h) of the definition of Actual Earnout Revenue Amount shall apply. “Competing Business” shall mean those Persons that are directly or indirectly engaged in any business involving the development, marketing or offering of Analytical Services or Consulting Services but the Parent or its Subsidiaries shall not be deemed to have commenced operating a Competing Business by reason of its operation of a business consistent with the accounting focused portion of Research and Analytics business as conducted by them prior to the Closing or by reason of its undertaking business that the Surviving Corporation and its Subsidiaries do not accept in accordance with clause (f) of the definition of Actual Earnout Revenue Amount. The Parent agrees that if it or any of its Subsidiaries (other than the Surviving Corporation or its Subsidiaries) commences to operate a Competing Business it will not create a separate entity to engage in the Competing Business and will do so as part of the Parent or one of its other operating Subsidiaries other than the Surviving Corporation or its Subsidiaries.

(b) If, prior to the end of the Second Earnout Period the Parent, directly or indirectly, disposes to any Person or Persons (by way of sale, transfer, lease, exchange or other similar transaction) in one transaction or series of related transactions, all or substantially all of the capital stock or other equity interests of any Subsidiary of the Surviving Corporation or all or substantially all of the assets that constitute a business or division of the Surviving Corporation or any of its Subsidiaries, then the Actual Earnout Profit Amount, the Actual Earnout Profit Margin and the Actual Earnout Revenue Amount for purposes of determining the Earnout Payment or the Upside Payment for each Earnout Period that shall not have ended prior to the date of such disposition shall be computed by multiplying the amounts thereof realized during each full fiscal quarter preceding such disposition (the “Disposition Measurement Period”) by a fraction, the numerator of which is the cumulative amount thereof realized during the Disposition Measurement Period and the denominator of which is the cumulative amount thereof set forth in the budget for the Disposition Measurement Period as set forth in

Section 2.8(b) of the Company Disclosure Letter. If the disposition triggering this Section 2.8(b) constitutes at least one-third of the consolidated revenues or one-third of the aggregate headcount of the Surviving Corporation and its Subsidiaries (the “Disposition Trigger”) then it shall be deemed to be a sale of all of the Surviving Corporation and its Subsidiaries. If the disposition triggering this Section 2.8(b) constitutes less than the Disposition Trigger (i) the methodology set forth in this Section 2.8(b) shall be applied on a pro rated basis to the portion of the operations so disposed calculated on the basis of the reduction in consolidated revenues of the Surviving Corporation and its Subsidiaries and (ii) each of the metrics used to calculate the Earn-out Payment and Upside Payment set forth in Section 9.1 shall be proportionately adjusted to reflect the impact of such disposition. If the provisions of this Section 2.8(b) shall be applicable, any Earnout Payment or the Upside Payment shall be made on the respective Earnout Payment Date if it involves less than the Disposition Trigger and if it involves more than the Disposition Trigger shall be made not later than thirty (30) days following the closing of the transaction that caused this Section 2.8(b) to be applicable.

(c) Parent shall not be obligated to permit the Company or its Subsidiaries to continue servicing any customers, to continue to provide services to customers or to accept new customers if the Parent or such customer or potential customer decides, in their respective sole discretion, to terminate or curtail such services for any reason or not to engage in business with each other. If such services to a customer are so terminated or curtailed, or if any potential customer is rejected or does not commence doing business with the Company or its Subsidiaries, the Parent shall not have any liability hereunder to the Company Holders with respect to revenues which otherwise may have been received with respect to such terminated or curtailed customers or Persons who failed to become customers. The Parent shall have sole discretion as to the manner in which it or its Subsidiaries, including the Company and its Subsidiaries, conducts its business and the geographical locations therefore, without any obligation to the Company Holders. Notwithstanding anything to the contrary set forth in this Agreement, the Surviving Corporation shall not be prohibited from entering into any engagement with any customer upon the terms and conditions set forth in Section 2.8(c) of the Company Disclosure Letter. Upon submission by the Surviving Corporation of a Statement of Work for a proposed customer engagement to the President of the Parent, Parent shall have thirty (30) days to notify the Surviving Company that the proposed engagement does not comply with the policies and procedures governing customer engagements as shall from time to time be adopted by the Parent in good faith and which do not unreasonably discriminate against the Surviving Corporation and its Subsidiaries.

(d) Notwithstanding anything herein to the contrary but subject to Section 8.3(d), the Parent shall have the right to set off against and reduce either Earnout Payment by the amount of Loss for which any Parent Indemnified Party is entitled to indemnification under Section 8.2, or arising out of or in connection with the adjustment described in Section 2.5(d)(ii). In the event any claim is made by Parent with respect to which any Loss may arise, which claim is disputed by the Representative, the Parent may, in good faith, at its option, withhold payment of any Merger Consideration payment (other than the Upside Payment), to the extent of its claim, until final resolution of such claim.

(e) During the Earnout Period:

(i) The Surviving Corporation and its Subsidiaries shall be operated as a separate, wholly-owned operating Subsidiary of Parent, and Parent shall not consolidate the operations of the Surviving Corporation or its Subsidiaries with any other business of the Parent or any of its other Subsidiaries (whether now existing or hereafter acquired). The Parent shall not require the Surviving Corporation or its Subsidiaries to discontinue the use and marketing of their services under the Inductis brand.

(ii) Parent will provide at least as favorable incentives to its sales and marketing personnel to sell the Surviving Corporation’s services as the incentives it provides for selling Business Process Risk services and Research & Analytics services provided by Parent and its other Subsidiaries.

(iii) Parent shall not transfer any senior management personnel of the Surviving Corporation or its Subsidiaries to the Parent or its other Subsidiaries without prior consultation with and approval of the Representative.

(f) Examples of the calculation of the Earnout Payment and the Upside Payment contemplated by Sections 2.3 and 2.4 are attached as Section 2.8(f) of the Company Disclosure Letter.

(g) Persons holding Company Options which are surrendered in accordance with clause (iii) of Section 2.2(b) shall participate in the attainment of the targets applicable to the payment of the Earnout Payment and the Upside Payment in respect of such surrendered Company Options through their participation in the Parent Management Incentive Plan attached as Exhibit F hereto. Payments under the Parent Management Incentive Plan shall not affect the amount or timing of the Earnout Payment and the Upside Payment.

(h) If, prior to the end of the Second Earnout Period, there are reversals of accruals or provisions taken in the 2005 Audited Financials, then the Earnout Payment and the Upside Payment shall be calculated without giving effect to such reversals.

Section 2.9 Exchange of Shares.

(a) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall deliver to each holder of record of a Certificate (other than the Company and other than holders of Dissenting Shares) a letter of transmittal in form satisfactory to Parent (i) specifying that delivery shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of Certificates in accordance with Section 2.9(g)) to the Surviving Corporation; and (ii) such other provisions as Parent or the Company may reasonably specify, together with instructions for surrendering the Certificates in exchange for (A) the Cash Consideration and (B) the shares of Parent Common Stock payable at Closing. Upon surrender of a Certificate for cancellation or affidavit of loss in accordance with Section 2.9(g) to the Surviving Corporation together with a duly executed letter of transmittal, the holder of that Certificate shall be entitled to receive in exchange (1) that number of whole shares of Parent Common Stock that the holder is entitled to receive at the Closing under this Article II, and (2) a check in the amount (after giving effect to any required tax withholding) of (x) the Cash Consideration plus (y) any cash in lieu of fractional shares of Parent Common Stock in accordance with Section 2.9(f) and the Certificate so surrendered shall immediately be canceled. No interest will be paid or accrued on any amount payable upon surrender of the Certificates. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the proper number of shares of Parent Common Stock, together with a check for any cash to be paid upon the surrender of the Certificate (including any unpaid dividends or other distributions in respect of those shares of Parent Common Stock under the provisions of this Article II (if any)), may be issued or paid to such transferee if the Certificate formerly representing such shares of Company Common Stock is presented to the Surviving Corporation, accompanied by all documents required to evidence and effect the transfer and to evidence that any applicable stock transfer taxes have been paid. If any shares of Parent Common Stock are to be issued in a name other than that in which the surrendered Certificate is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock in a name other than that of the registered holder of the surrendered Certificate, or shall establish to the satisfaction of the Parent that such tax has been paid or is not applicable.

(b) Distributions with Respect to Unexchanged Company Common Stock. Whenever a dividend or other distribution is declared by the Parent in respect of Parent Common Stock and the record date for that dividend or other distribution is at or after Parent is obligated to issue Parent Common Stock pursuant to Article II, that declaration shall include dividends or other distributions in respect of all such shares issuable under this Agreement. No dividends or other distributions in respect of Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until that Certificate is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued or paid to the holder of the whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date at or after the Effective Time and a payment date on or prior to surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date at or after Effective Date but with a payment date subsequent to surrender.

(c) No Further Ownership Rights in Company Common Stock. Until surrendered as contemplated by this Section 2.9, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Section 2.9, or consideration in respect of Dissenting Shares. All shares of Parent Common Stock, together with any distributions under Section 2.9(b) and any cash under Section 2.9(a) or 2.9(e), issued or paid upon the surrender for or exchange of Certificates in accordance with the terms of this Agreement, shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates, subject to Section 2.5.

(d) No Further Transfers. After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the records of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

(e) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for or exchange of Certificates, and such fractional share interest will not entitle its owner to vote, to receive dividends or to any other rights of a holder of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive from the Surviving Corporation, in accordance with the provisions of this Article II, a cash payment in lieu of such fractional shares of Parent Common Stock equal to the product of (i) the fractional share of Parent Common Stock to which such holder would be entitled but for the provisions of this Section 2.9(e) multiplied by (it) $23.75.

(f) Escheat Laws. None of the Parent, the Company, the Representative, the Surviving Corporation or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws. Any portion of the Merger Consideration remaining unclaimed by holders of Company Common Stock two years after the Effective Time or two years after any Earnout Payment or Upside Payment becomes payable under this Agreement (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable law, the property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto.

(g) Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in the form customarily required by the Parent as indemnity against any claim that may be made against it with respect to such Certificate, the Parent will issue in exchange for such lost, stolen or destroyed Certificate the Cash Consideration, the shares of Parent Common Stock, any unpaid dividends or other distributions and any cash in lieu of a fractional share of Parent Common Stock in respect of that Certificate issuable or payable under this Article II upon due surrender thereof and deliverable in respect of the shares of Company Common Stock represented by such Certificate under this Agreement, in each case without interest.

Section 2.10 Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are held by any record holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal rights in accordance with Section 262 of the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration but shall become the right to receive such consideration from the Surviving Corporation as may be determined to be due in respect of such

Dissenting Shares pursuant to the DGCL; provided, however, that any holder of Dissenting Shares who shall have failed to perfect or shall have withdrawn or lost his rights to appraisal of such Dissenting Shares, in each case under and to the extent provided in the DGCL, shall forfeit the right to appraisal of such Dissenting Shares, and such Dissenting Shares shall be deemed to have been converted into the right to receive the Merger Consideration without interest. Notwithstanding anything to the contrary contained in this Section 2.10, if the Merger is rescinded or abandoned, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares shall cease. The Surviving Corporation shall comply with all of its obligations under the DGCL with respect to holders of Dissenting Shares.

(b) The Company shall give the Parent (i) prompt notice of any demands for appraisal, and any withdrawals of such demands, received by the Company and any other related instruments served pursuant to the DGCL and received by the Company, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of the Parent, make any payment with respect to any demands for appraisal or negotiate, offer to settle or settle any such demands.

(c) For the avoidance of doubt, at the Effective Time, the Dissenting Shares shall no longer be outstanding, shall be canceled and shall cease to exist, and such Dissenting Shares shall thereafter represent only the rights set forth in this Section 2.10.

Section 2.11 Adjustments to Prevent Dilution. In the event that prior to the Effective Time there is any issuance of, or change in the number of, securities convertible or exchangeable into or exercisable for shares of Company Common Stock or Parent Common Stock as a result of a Capital Change, then the Merger Consideration will be proportionally and equitably adjusted to reflect such Capital Change.

Section 2.12 Withholding Rights. Each of the Surviving Corporation and the Parent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of a Certificate such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provisions of Law. To the extent that amounts are so withheld by the Parent, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of a Certificate in respect to which such deduction and withholding was made by the Parent. Any Company Holder who is subject to withholding as a result of Section 2.2 may elect in lieu of having such withholding made in cash, to have the number of shares of Parent Common Stock that such Company Holder is entitled to receive under Section 2.1(d)(ii) reduced in the amount of $23.75 per share of Parent Common Stock. Any Company Holder so electing to have the number of shares of Parent Company Stock reduced, shall for purposes of determining such Company Holder’s share in any Earnout Payment, Upside Payment, or pro rata share of any indemnification obligation hereunder, be treated as owning the shares so reduced and, accordingly, no adjustment to the Allocation Schedule shall be made by reason of such election.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

AND THE MAJOR STOCKHOLDERS

Each of the Major Stockholders, severally and not jointly, represents and warrants (except as to the matters respecting the Major Stockholders set forth in Sections 3.3(c) (Capitalization; Ownership), 3.4(b) (Authority), 3.5 (No Conflict), 3.6 (Required Filings & Consents) and 3.28 (Conflicts of Interest) as to which each Major Stockholder is making such representations and warranties with respect to such Major Stockholder only), and the Company represents and warrants (except as to the matters set forth in Sections 3.3(c) (Capitalization; Ownership), 3.4(b) (Authority), 3.5(a) (No Conflict, as such section relates to the Major Stockholders), 3.6(b) (Required Filings & Consents), and 3.28 (Conflicts of Interest), as to which no representation or warranty is made by the Company) to the Parent and Merger Sub that:

Section 3.1 Organization and Qualification.

(a) The Company has been duly organized and is validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Except as set forth in Section 3.1(a) of the Company Disclosure Letter, the Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a Material Adverse Effect on the Company.

(b) Each of the Subsidiaries of the Company is a limited liability company or corporation, as the case may be, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own and operate its property and assets and to conduct its business and assets as currently conducted. Except as set forth in Section 3.1(b) of the Company Disclosure Letter, each of the Subsidiaries of the Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a Material Adverse Effect on the Company.

(c) The merger of Inductis, Inc. and Inductis Group LLC was duly authorized and became effective on December 31, 2005. Such merger was completed in compliance with all applicable Law.

Section 3.2 Certificate of Incorporation and By-Laws. The Company has delivered to the Parent complete and correct copies of (i) the certificate of incorporation and by-laws (or other equivalent organizational documents) of the Company and each of its Subsidiaries, each as amended through the date of this Agreement, (ii) the minute books (or comparable records) of the Company and each of its Subsidiaries through the date of this Agreement, which contain true and complete records of all meetings and consents in lieu of meeting of the Company and each of its

Subsidiaries since the time of the Company’s and each of its Subsidiaries’ organization, and which accurately reflect, in all material respects, all transactions referred to in such minute books, and (iii) the stock books (or comparable records) of the Company and each of its Subsidiaries through the date of this Agreement. Neither the Company nor any of the Subsidiaries is in violation of any of the provisions of its certificate of incorporation or by-laws or other equivalent organizational document.

Section 3.3 Capitalization; Ownership.

(a) The authorized capital stock of the Company consists of (i) 37,000,000 shares of Company Common Stock of which 25,000,000 are class C-l Common Stock and 12,000,000 are Class C-2 Common Stock and (ii) 7,000,000 shares of preferred stock, par value $0.0001 per share of the Company the “Company Preferred Stock”. As of the date of this Agreement, (i) 8,937,235 shares of Class C-l Common Stock and 956,077 shares of Class C-2 Common Stock were issued and outstanding, all of which were validly issued and are fully paid, nonassessable and not subject to, or issued in violation of, any preemptive rights and (ii) no shares of Company Preferred Stock were issued or outstanding and (iii) 822,500 shares of Common Stock are held in treasury by the Company. A true, complete and accurate list of the holders of the capital stock of the Company and the number and classes of shares so held is set forth in Section 3.3(a) of the Company Disclosure Letter and except as listed in Section 3.3(a) of the Company Disclosure Letter, the Company has no other authorized, issued or outstanding shares of capital stock. Except as listed in Section 3.3(a) and (d) of the Company Disclosure Letter, there are no existing options, rights, subscriptions, warrants, unsatisfied preemptive rights, calls or commitments of any character relating to (c) the authorized and unissued capital stock or treasury stock of the Company or (d) any securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from the Company any shares of capital stock of the Company. Except as set forth in Section 3.3(a) of the Company Disclosure Letter, there are no outstanding agreements to which the Company is a party respecting the voting, transferring or holding of shares of the Company’s capital stock.

(b) None of the Company or its Subsidiaries owns any equity interest in any Person except that the Persons listed in Section 3.4(b) of the Company Disclosure Letter are the wholly-owned, direct or indirect Subsidiaries of the Company. The authorized and issued shares of capital stock, or other comparable ownership interests, of each of the Subsidiaries is set forth in Section 3.3(b) of the Company Disclosure Letter. Except as listed in Section 3.3(b) of the Company Disclosure Letter, all issued and outstanding capital stock, or other comparable ownership interests, of each of the Company’s Subsidiaries is owned by the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, preemptive rights, limitations on voting rights, charges and other encumbrances of any nature whatsoever (collectively, “Liens”). Except as listed in Section 3.3(b) of the Company Disclosure Letter, there are no existing options, rights, subscriptions, warrants, unsatisfied preemptive rights, calls or commitments of any character relating to (i) the authorized and unissued capital stock or treasury stock (or other comparable ownership interests) of the Subsidiaries of the Company or (ii) any securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from the Subsidiaries of the Company any shares of capital stock (or other comparable ownership interests) of such Subsidiary. Except as set forth in Section 3.3(b) of the Company Disclosure Letter, there are no outstanding agreements to which the Company or its Subsidiaries is a party respecting the voting, transferring or holding of shares of such Subsidiary’s capital stock or other comparable ownership interests.

(c) All of the outstanding shares of Company Common Stock are owned beneficially and of record by the Company Holders, and in the respective amounts, as set forth in Section 3.3(a) of the Company Disclosure Letter, and, except as set forth in Section 3.3(c) of the Company Disclosure Letter are free and clear of Liens.

(d) Section 3.3(d) of the Company Disclosure Letter sets forth, as of the date of this Agreement, (w) the persons to whom Company Stock Options have been granted, (x) the date of grant for the company Stock Options held by each such person, (y) the exercise price for the Company Stock Options held by each such person and (z) whether such Company Stock Options (or Company Common Stock issued upon exercise of any Company Stock Options) are subject to vesting and, if subject to vesting, the dates on which each of those Company Stock Options (or Company Common Stock issued upon exercise of any Company Stock Options) vest. Except as set forth in Section 2.2(a), none of the Company Stock Options (or Company Common Stock issued upon exercise of any Common Stock Options) that are subject to vesting will vest as a result of the consummation of the Merger and the transactions contemplated by this Agreement.

Section 3.4 Authority.

(a) The Board of Directors of the Company has unanimously approved this Agreement, and the transactions contemplated by this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the Merger and the other transactions contemplated by this Agreement. Subject to adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding Class C-1 Common Stock entitled to vote on the Merger at the Company Stockholders Meeting (the “Requisite Company Vote”), the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the Parent and the other parties thereto) constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium or other laws generally affecting creditors’ rights and general equitable principles.

(b) This Agreement and the Stockholders Agreement have been, or will be, duly executed and delivered by such Major Stockholder and (assuming the due authorization, execution and delivery by the Company and the other parties thereto) constitute legal, valid and binding obligations of such Major Stockholder, enforceable against such Major Stockholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other laws generally affecting creditors’ rights and general equitable principles.

(c) This Agreement has been, or will be, duly executed and delivered by the Representative and (assuming the due authorization, execution and delivery by the other parties thereto) constitutes or will constitute a legal, valid and binding obligation of the Representative, enforceable against the Representative in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other laws generally affecting creditors’ rights and general equitable principles.

Section 3.5 No Conflict.

(a) Except as set forth in Section 3.5(a) of the Company Disclosure Letter, the execution and delivery of this Agreement and the Stockholders Agreement by the Company and each of the Major Stockholders and the Representative does not, and the performance of this Agreement by the Company, the Major Stockholders and the Representative will not:

(i) conflict with or violate any provision of the Company’s or its Subsidiaries’ certificate of incorporation or by-laws or other equivalent organizational documents;

(ii) assuming the receipt of the Requisite Company Vote and that all consents, approvals, authorizations and other actions described in Section 3.6 have been obtained and all filings and obligations described in Section 3.6 have been made, (i) conflict with or violate any Delaware or U.S. federal law or (ii) to the Knowledge of the Company, conflict with or violate any other domestic or foreign Law applicable to the Company and its Subsidiaries or by which any property or asset of the Company and its Subsidiaries is bound; or

(iii) result in any breach of or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or under any note, bond, mortgage, indenture, contract, agreement, commitment, lease, license, permit, franchise or other instrument or obligation (collectively, “Contracts”) to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries’ assets or properties is bound.

(b) Section 3.5(b) of the Company Disclosure Letter sets forth a list, correct and complete in all material respects, of Contracts to which the Company or any of its Subsidiaries is a party or by which it or its assets or properties are bound under which consents or waivers are required prior to consummation of the transactions contemplated by this Agreement.

Section 3.6 Required Filings and Consents. Except as set forth in Section 3.6 of the Company Disclosure Letter, the execution and delivery of this Agreement and the Stockholders Agreement do not, and the performance of this Agreement and the Stockholders Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal or arbitral body or self-regulated entity (each, a “Governmental Entity”), other than the applicable requirements of the Securities Act, applicable requirements of state securities or “blue sky” laws (“Blue Sky Laws”) and the filing of the Certificate of Merger as required by the DGCL.

Section 3.7 Permits; Compliance with Law.

(a) Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for it to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the “Company Permits”), and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened and no such suspension or cancellation will result from the transactions contemplated by this Agreement. Except as set forth on Section 3.7 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any Law applicable to the Company or its Subsidiaries or by which any property or asset of the Company or its Subsidiaries is bound or (ii) any Company Permits, except for conflicts, defaults or violations of an immaterial nature. Section 3.7 of the Company Disclosure Letter sets forth a correct and complete list of the Company Permits.

(b) The Company and its Subsidiaries are in compliance in all material respects with all legal requirements under (i) the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq.) and the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such Convention and (ii) international anti-bribery conventions (other than the convention described in clause (i)) and the local anti-corruption and bribery Laws, in each case, in jurisdictions in which the Company and its Subsidiaries are operating (collectively, the “Anti-Bribery laws”). To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has received any written communication that alleges that the Company, its Subsidiaries or any agent thereof is, or may be, in violation of, or has, or may have, any material liability under, the Anti-Bribery Laws.

Section 3.8 Financial Statements.

(a) Audited Financial Statements. The Company has delivered to Parent copies of the consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2005 and December 31, 2004 and the related consolidated statements of income and cash flows, together with all related footnotes and schedules thereto, accompanied by the audit report of Russell Bedford Stefanou Mirchandani LLP, independent auditors of the Company for the fiscal year ended December 31, 2005 (the “2005 Audited Financials”), December 31, 2004 and December 31, 2003 (collectively, the “Audited Financials”). The Audited Financials fairly present (i) the consolidated financial position of the Company and its Subsidiaries as of the date thereof and (ii) the consolidated results of operations and cash flows of the Company and its Subsidiaries for the fiscal period covered thereby. The Audited Financials have been prepared in accordance with U.S. GAAP applied on a consistent basis, except as indicated in the notes thereto. The Company has not had any material dispute with any of its auditors regarding accounting matters or policies during any of its past two full fiscal years or during the current fiscal year that is currently outstanding or that resulted in a past adjustment to, or any restatement of, the Audited Financials.

(b) Balance Sheet. The Company has delivered to Parent copies of the unaudited consolidated balance sheet of the Company and its Subsidiaries for the three months ended March 31, 2006 (the “Balance Sheet”) and the related consolidated statements of income and cash flows (the “Interim Financials”). The Interim Financials fairly present (i) the consolidated financial position of the Company and its Subsidiaries as of the date thereof and (ii) the consolidated results of operations and cash flows of the Company and its Subsidiaries for the fiscal period covered thereby. Except as set forth in Section 3.8(b) of the Company Disclosure Letter, the Interim Financials have been prepared in accordance with U.S. GAAP applied on a basis consistent with the Audited Financials, except that the Interim Financials do not contain footnotes and are subject to normal year-end adjustments.

(c) The Company has established and maintains internal control over financial reporting which is designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and its preparation of financial statements for external purposes in accordance with U.S. GAAP. There are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls and procedures which could adversely affect the Company’s ability to record, process, summarize and report financial data.

Section 3.9 Absence of Certain Changes or Events. Other than as set forth in Section 3.9 of the Company Disclosure Letter, since March 31, 2006, there has been no Material Adverse Effect on the Company and the Company has no Knowledge of any facts or circumstances that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Company.

Section 3.10 Liabilities.

(a) Except as set forth on Section 3.10 of the Company Disclosure Letter, the Company nor any of its Subsidiaries has any liabilities other than: (a) liabilities reflected in the Audited Financials or the Interim Financials; (b) liabilities accruing after March 31, 2006 in the ordinary course of business; (c) liabilities otherwise reflected in this Agreement or the Company Disclosure Letter; and (d) other liabilities that would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Neither the Company nor any of its Subsidiaries has obligations or liabilities, under the Asset Purchase Agreement dated November 23, 2005 (the “iTouchpoint APA”), among the Company, iTouchpoint Technologies LLC (“iTouchpoint”), and the other parties named therein or, except as set forth in Section 3.10(b) of the Company Disclosure Letter or under the Letter of Intent, dated August 18, 2005 (the “iTouchpoint LOI”), from Inductis Group LLC to iTouchpoint Technologies, LLC, Vijay Parekh and Arun Watts. Neither the Company nor any of its Subsidiaries have any liability or obligation to iTouchpoint or any of its Affiliates or members, nor does iTouchpoint or its Affiliates have any liability or obligation to the Company or its Subsidiaries, and neither the Company nor its Subsidiaries is a party to or bound by any Contract with iTouchpoint or any of its affiliates or members. The iTouchpoint APA and the iTouchpoint LOI were terminated without any obligation or liability of the Company or its Subsidiaries and Section 3.10(b) of the Company Disclosure Letter sets forth a true and complete copy of the agreement pursuant to which the iTouchpoint APA and the iTouchpoint LOI were terminated.

Section 3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth a correct and complete list of (i) all employee welfare benefit plans (as defined in section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), (ii) all employee pension benefit plans (as defined in Section 3(2) of ERISA) and (iii) all other employee benefit plans, programs, policies, agreements or arrangements, including any deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award plan or other equity-based plan, change in control agreement, retention, severance pay plan, dependent care plan, sick leave, disability, death benefit, group insurance, hospitalization, dental, life, any fund, trust or arrangement providing health benefits including multiemployer welfare arrangements, a multiple employer welfare fund or arrangement, cafeteria plan, employee assistance program, scholarship program, employment contract (other than offer letters for at-will employment), retention incentive agreement, termination agreement, severance agreement, consulting agreement, vacation policy, employee loan, or other similar plan, agreement or arrangement, whether written or oral, funded or unfunded, or actual or contingent that (A) is maintained by the Company or any of its Affiliates for the benefit of current employees of the Company or any of its Affiliates (“Company Employees”), former Company Employees or their beneficiaries, consultants or directors of the Company (collectively, “Affected Employees”), (B) has been approved by the Company or any of its Affiliates but is not yet effective for the benefit of Affected Employees or their beneficiaries, or (C) was previously maintained by the Company or any of its Affiliates for the benefit of the Affected Employees or their beneficiaries and with respect to which the Company has any liability (each a “Plan” and collectively the “Plans”). The Company has made available to Parent a correct and complete copy (where applicable) of (1) each Plan (or, where a Plan has not been reduced to writing, a summary of all material Plan terms of such Plan), (2) each trust or funding arrangement prepared in connection with each such Plan, (3) the three most recently filed annual reports on Internal Revenue Service (“IRS”) Form 5500 or any other annual report required by applicable Law, (4) the most recently received IRS determination letter for each such Plan, (5) the most recently prepared actuarial report and financial statement in connection with each such Plan, (6) the most recent summary plan description, any summaries of material modification, any employee handbooks, (7) for the last three years, all correspondence with the IRS, United States Department of Labor (“DOL”) and any other Governmental Entity (A) pertaining to an audit of a Plan or a submission under the IRS Employee Plans Compliance Resolution System (except for routine ministerial correspondence acknowledging receipt of such a submission and the like), (B) pertaining to a determination letter application (except for routine ministerial correspondence acknowledging receipt of such an application and the like) (C) requesting information from or about a Plan, (D) pertaining to a penalty or proposed penalty in respect of the operation of a Plan, (E) pertaining to a prohibited transaction or alleged prohibited transaction under Sections 406 or 407 of ERISA or an excise tax under Section 4975 of the Code, (F) regarding the termination or proposed termination of a Plan, (G) pertaining to the frequency or timing of transactions of an investment fund maintained under a Plan, or (H) relating to a claim for benefits made under a Plan and (8) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Plan. Neither the Company nor any of its Subsidiaries has any plan or commitment to establish any new Plan or to modify any Plan except as required by Law.

(b) Neither the Company, any of its Subsidiaries nor any other Person or entity that, together with the Company or any of its Subsidiaries, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with the Company and any of its Subsidiaries, an “ERISA Affiliate”), has now or at any time within the past six years (and in the case of any such other Person or entity, only during the period within the past six years that such other Person or entity was an ERISA Affiliate) contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or the comparable provisions of any other applicable Law) (a “Multiemployer Plan”) or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA. Except as set forth in Section 3.1l(b) of the Company Disclosure Letter, no Plan exists that would reasonably be expected to result in the payment to any current or former Company Employee, director or consultant of the Company or any of its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any current or former Company Employee, director or consultant of the Company or any of its Subsidiaries as a result of the consummation of the Merger or any other transaction contemplated by this Agreement (whether alone or in connection with any other event). Except as set forth in Section 3.11 (b) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in any payment or other benefit that has been or may be made to any current or former Company Employee or independent contractor of the Company or any of its Subsidiaries under any employment, severance or termination agreement, other compensation arrangement or employee benefit plan or arrangement with the Company or any of its Subsidiaries to be characterized as an “excess parachute payment,” as such term is defined in Section 280G of the Code. Neither the Company nor any of its Subsidiaries is a party to any material contract, arrangement or plan pursuant to which it is bound to compensate any Person for any excise or other additional Taxes paid pursuant to Section 409A or 4999 of the Code or any similar provision of state, local or foreign Law.

(c) Other than as set forth in Section 3.11(c) of the Company Disclosure Letter, (i) each Plan has been maintained and operated in compliance in all material respects with its terms and applicable Law, including ERISA, the Code, Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA”, and any other applicable Laws, including the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, (ii) with respect to each Plan, all reports, returns, notices and other documentation that are required to have been filed with or furnished to the IRS, the DOL or any other Governmental Entity, or to the participants or beneficiaries of such Plan have been filed or furnished on a timely basis, (iii) each Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is the subject of a favorable advisory or opinion letter from the IRS to the effect that the Plan satisfies the requirements of Section 401 (a) of the Code taking into account the changes in qualification requirements under Section 401(a) of the Code made by the Uruguay Round Agreements Act, the Small Business Job Protection Act of 1996, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998, and the Community Renewal Tax Relief Act of 2000 and that its related trust is exempt from taxation under Section 501(a) of the Code and has been timely amended to reflect changes in the qualification requirements under Section 401(a) of the Code made by the Economic Growth and Tax Relief Reconciliation Act of 2001 and any applicable IRS guidance issued thereunder, and to the Knowledge of the Company there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of any liability, penalty or tax under ERISA, the Code or any other applicable Laws, (iv) other than routine claims for benefits, no Liens, Claims or complaints to or by any person or Governmental Entity have been filed against any Plan or the Company or against any other Person and to the Knowledge of the Company no such Liens, Claims or complaints are contemplated or threatened with respect to any Plan.

(d) Except as set forth on Section 3.11(d) of the Company Disclosure Letter, to the Knowledge of the Company with respect to any Plan, (i) no Claims (other than routine claims for benefits in the ordinary course) are pending or threatened, (ii) no facts or circumstances exist that would reasonably be expected to give rise to any such Claims and (iii) no administrative investigation, audit or other administrative proceeding by the DOL, the IRS or other Governmental Entity, including any voluntary compliance submission through the IRS’s Employee Plans Compliance Resolution System or the DOL’s Voluntary Fiduciary Correction Program, is pending, in progress or threatened.

(e) Except as set forth on Section 3.11(e) of the Company Disclosure Letter, neither the Company, any of its Subsidiaries nor to the Knowledge of the Company any other “party in interest” or “disqualified person” with respect to any Plan has engaged in a non- exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code involving such Plan. To the Knowledge of the Company, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable Laws in connection with the administration or investment of the assets of any Plan.

(f) Except as set forth in Section 3.11(f) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due, to any Affected Employee, (ii) increase any benefits otherwise payable under any Plan, (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits or (iv) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or section 4975 of the Code.

(g) No oral commitments have been made by an officer of the Company with the authority to make such commitments that would preclude the Company from amending or terminating any Plan to the extent the Plan otherwise permits amendment or termination.

(h) All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made as of the date hereof under the terms of any Plan, in accordance with applicable Law (including pursuant to 29 C.F.R. Section 2510.3-102), and have been timely made or reflected on the Company’s financial statements in accordance with U.S. GAAP. No “accumulated funding deficiency” as defined in Section 302 of ERISA or Section 412 of the Code, whether or not waived, exists with respect to any Plan subject to Section 302 of ERISA or Section 412 of the Code and the Company is not and does not expect to be, subject to (i) any requirement to post security pursuant to Section 412(f) of the Code or (ii) any lien pursuant to Section 412(n) of the Code.

(i) The Company and its Affiliates have complied, and currently comply, in all material respects with the applicable continuation coverage requirements for each Plan that is an employee welfare plan, as defined in Section 3(1) of ERISA, including (i) COBRA and (ii) any applicable state Laws mandating health insurance continuation coverage for employees. Except for the continuation coverage requirements under COBRA, the Company and its Affiliates have no obligations or potential liability for benefits to current or former Affected Employees or their respective employees or their respective dependents following termination of employment or retirement under any of the Plans that are employee welfare benefit plans.

(j) Each Plan subject to the provisions of Section 401(k) or 401(m) of the Code, or both, has been tested for and has satisfied the requirements of Section 401(k)(3), Section 401(m)(2) and Section 416 of the Code, as applicable, for each plan year ending prior to Closing.

(k) Except as set forth on Schedule 3.11(k) of the Company Disclosure Letter, with respect to each Plan maintained in a jurisdiction outside of the United States or for employees outside of the United States, including any such plan required to be maintained or contributed to by applicable law, custom or rule of the relevant jurisdiction (“Foreign Plan”): (i) each Foreign Plan is operated and maintained in accordance with applicable laws in all material respects; (ii) all employer and employee contributions to each Foreign Plan required by law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; (iii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Effective Time, with respect to all current or former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iv) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and the Company has obtained all necessary approvals in connection therewith. Each Foreign Plan is set forth on Schedule 3.11(a).

Section 3.12 Labor and Employment Matters.

(a) Section 3.12(a) of the Company Disclosure Letter contains a correct and complete list of all of the Company Employees, together with each Company Employee’s title or job description and work location. The Company has separately delivered to Parent a correct and complete list of each Company Employee’s annualized salary or hourly wage rate.

(b) Except as set forth in Section 3.12(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is, or at any time has been, a party to any collective bargaining agreement or other labor union agreements applicable to Company Employees, nor is any such collective bargaining agreement being negotiated, nor are there any Company Employees represented by a trade union or a labor organization or, to the Company’s Knowledge, activities or proceedings of any labor union to organize any Company Employees. Except as disclosed in Section 3.12 of the Company Disclosure Letter, the Company and its Subsidiaries have not at any time during the last five years had any union organizing efforts or any strike, picket, work stoppage, work slowdown or other labor dispute. The Company and its Subsidiaries (i) have no direct or indirect liability with respect to any misclassification of any Persons as an independent contractor rather than as an employee or with respect to any Company Employee leased from another employer, (ii) are in compliance in all material respects with applicable foreign, federal, state and local Laws respecting employment, employment practices, labor relations, employment discrimination, health and safety, terms and conditions of employment and wages and hours, in each case, with respect to Company Employees, and (iii) have not received any written remedial order or notice of offense under applicable occupational health and safety Law.

(c) The Company has not incurred, and does not reasonably expect to incur, any liability or obligation under the Worker Adjustment and Retraining Notification Act, and the regulations promulgated thereunder (the “WARN Act”), or any similar state or local Law which remains unsatisfied.

(d) There is no unfair labor practice charge or complaint against the Company or its Affiliates involving or related to Company Employees pending (with service of process having been made, or written notice of investigation or inquiry having been served, on the Company or its Affiliates), or otherwise pending or, to the Company’s Knowledge, threatened, before the National Labor Relations Board or any court.

(e) Except as set forth in Section 3.12(e) of the Company Disclosure Letter, the Company and each of its Affiliates are in material compliance with all applicable federal, state, local and foreign Laws concerning the employer-employee relationship, including applicable wage and hour Laws, fair employment Laws, safety Laws, workers’ compensation statutes, unemployment Laws and social security Laws. Except as described in Section 3.12(e) of the Company Disclosure Letter, with respect to the Company and any of its Affiliates, there are no pending, and the Company has received no threats in writing and has no Knowledge of any other threats regarding Claims, charges, citations or consent decrees concerning: (i) wages, compensation, bonuses, commissions, awards or payroll deductions, equal employment or human rights violations regarding race, color, religion, sex, national origin, age, disability, veteran’s status, martial status, or any other recognized class, status or attribute under any federal, state, local or foreign equal employment Law prohibiting discrimination, (ii) representation petitions or unfair labor practices, (iii) occupational safety and health, (iv) workers’ compensation, (v) wrongful termination, negligent hiring, invasion of privacy or defamation or (vi) immigration or any other claims under state or federal labor Law.

Section 3.13 Title to Properties; Liens. The Company and its Subsidiaries have good, sufficient and legal title to all of their respective properties and assets (including all of the assets reflected on the Balance Sheet), free and clear of any Liens and subject only to (i) Liens for Taxes (as defined in Section 3.18(a)) not due and payable and (ii) Liens as set forth in Section 3.13 of the Company Disclosure Letter. Except for the Liens referred to in the previous sentence, all such properties and assets are free and clear of Liens of any kind and, to the Knowledge of the Company, there are no defaults with respect to any leases of real property under which the Company or any of its Subsidiaries is lessee or lessor.

Section 3.14 Contracts; Debt Instruments.

(a) Except for the Contracts disclosed in Section 3.14(a) of the Company Disclosure Letter (any such Contract required to be disclosed in such Section 3.14(a), a “Material Contract”), true and complete copies of which have been made available to the Parent, the Company and its Subsidiaries have no:

(i) Contracts (other than offer letters for at-will employment and invention assignment, confidentiality and non-compete agreements) with any current or former (to the extent the Company has surviving obligations) officer, director, stockholder, employee or, consultant, or to the Company’s Knowledge, with an entity in which any of the foregoing is a controlling person;

(ii) Contracts with any labor union or association representing any employee of the Company or any of its Subsidiaries;

(iii) Other than Contracts relating to employment, Contracts with any person to sell, distribute or otherwise market any products or services of the Company or any of its Subsidiaries;

(iv) Contracts for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by the Company or any of its Subsidiaries of, or pursuant to which in the last year the Company or any of its Subsidiaries paid in the aggregate, U.S.$25,000 or more;

(v) customer Contracts pursuant to which in the last year the Company or any of its Subsidiaries received any revenues;

(vi) Contracts for the sale of any assets other than in the ordinary course of business or for the grant to any person of any option or preferential rights to purchase any assets for a purchase price in excess of U.S.$35,000 or of any real property;

(vii) Contracts with respect to any partnerships or joint ventures involving the Company or any of its Subsidiaries;

(viii) Contracts under which the Company or any of its Subsidiaries agree to indemnify any party for Taxes or to share Tax liability of any party;

(ix) Contracts with customers, distributors or suppliers for the sharing of fees, rebating of charges or other similar arrangements;

(x) Contracts that purport to restrict or prohibit the Company or any of its Subsidiaries or any of the Company’s or any of its Subsidiaries’ officers, directors or employees, directly or indirectly, from engaging in any business involving the development, marketing and offering of Analytical Services or Consulting Services and the provision of related services currently engaged in by the Company or competing with any Person in any geographical area;

(xi) Contracts relating to the acquisition by the Company or any of its Subsidiaries of any operating business or the capital stock of any other person;

(xii) Contracts relating to the borrowing of money or guarantees in respect thereof;

(xiii) Contracts containing obligations or liabilities to holders of the capital stock of the Company to register any of such securities under any federal or state securities Laws;

(xiv) Contracts for the direct or indirect extension or maintenance of credit, arrangement of the extension of credit or renewal of an extension of credit, in each case in the form of a personal loan to or for any officer or director of the Company or any of its Subsidiaries or, to the Company’s Knowledge, to any other entity in which any of the foregoing has an interest;

(xv) Contracts pursuant to which the Company provides or receives management services or other similar agreements with any person;

(xvi) Other than as listed above, Contracts pursuant to the terms of which there is either a current or future obligation or right of the Company or any of its Subsidiaries to make payments in excess of U.S.$25,000 or receive payments in excess of U.S.$25,000;

(xvii) other than as listed in Schedule 3.5(b) of the Company Disclosure Letter, Contracts that have “change of control” clauses; and

(xviii) other than Contracts that are otherwise required to be set forth above in this Section 3.14(a), Contracts that are otherwise material to the business, financial condition or results of operations of the Company or any of its Subsidiaries.

(b) Each Material Contract constitutes a valid and legally binding obligation of the Company or any of its Subsidiaries and, to the Knowledge of the Company, of the other parties thereto, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, or other laws generally affecting creditors’ rights and general equitable principles, and is in full force and effect. The Company, each of its Subsidiaries and, to the Knowledge of the Company, any other person that is a party thereto, are not in violation of or in default under (nor does there exist any condition that with the passage of time or the giving of notice would cause such a violation of or default under) any Material Contract.

(c) Section 3.14(c) of the Company Disclosure Letter lists and describes the status of customer or vendor Contracts currently in active negotiation or currently proposed by the Company or any of its Subsidiaries (“Proposed Customer Contracts”). The Company has delivered to the Parent true and complete copies of the most recent draft, letter of intent or term sheet (or if none exist, a reasonably detailed written summary) embodying the terms of all of the Proposed Customer Contracts set forth in Section 3.14(c) of the Company Disclosure Letter.

Section 3.15 Litigation. Except as disclosed in Section 3.14 of the Company Disclosure Letter, there is no suit, claim, action, proceeding or investigation (collectively, “Claims”) pending or, to the Knowledge of the Company, threatened (either in writing or by a verbal threat that could reasonably be expected to be followed by a written threat) against the Company or any of its Subsidiaries before any Governmental Entity. The Company and each of its Subsidiaries are not subject to any outstanding Order.

Section 3.16 Environmental Matters. Other than as set forth on Section 3.16 of the Company Disclosure Letter, except as has not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company:

(a) to the Company’s Knowledge, the Company and each of its Subsidiaries are and have been in compliance with all applicable Laws relating to pollution, protection of the environment or health and safety (“Environmental Laws”);

(b) the Company has not received written notice and does not otherwise have Knowledge that there is any claim pursuant to Environmental Laws or principles of common law relating to pollution, protection of the environment or health and safety (an “Environmental Claim”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries;

(c) there is no civil, criminal or administrative judgment or notice of violation outstanding against the Company or any of its Subsidiaries pursuant to Environment Laws or principles of common law relating to pollution, protection of the environment or health and safety; and

(d) to the Company’s Knowledge, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that may prevent compliance of the Company or any of its Subsidiaries with Environmental Laws, or that have given rise to or could reasonably be expected to give rise to an Environmental Claim against the

Company or any of its Subsidiaries or to liability or obligations pursuant to Environmental Laws incurred by the Company or any of its Subsidiaries.

Section 3.17 Intellectual Property.

(a) For purposes of this Agreement, “Intellectual Property” means all of the following as they are used in connection with the business of the Company or its Subsidiaries as presently conducted and as they exist in any jurisdiction throughout the world, in each case, to the extent owned by, licensed to or otherwise used or held for use by the Company or its Subsidiaries:

(i) United States and foreign patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn or resubmitted) (collectively, “Patents”);

(ii) trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration thereof (collectively, “Trademarks”);

(iii) copyrights, including all renewals and extensions, copyright registrations and applications for registration, and non-registered copyrights (collectively, “Copyrights”);

(iv) trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, technical data and databases, discoveries, inventions, modifications, extensions, improvements and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection) (collectively, “Trade Secrets”);

(v) computer software programs, including all source code, object code and documentation related thereto, except for shrink-wrapped software commercially available at a cost of less than $500 (“Company Software”); and

(vi) all licenses and sublicenses and other agreements or permissions granting the Company any rights in the property described in Section 3.16(a)(i) through (v).

(b) Section 3.17(b) of the Company Disclosure Letter sets forth all registrations, issuances, filings and applications for Intellectual Property filed by the Company or its Subsidiaries or any of their respective predecessors. The Company or its Subsidiaries own or otherwise have the right to use pursuant to a valid, enforceable license, sublicense or other agreement, free and clear of all Liens, and have the unrestricted right to use all Intellectual

Property. To the Knowledge of the Company, all such items of Intellectual Property are valid, subsisting or in full force and effect.

(c) Section 3.17(c) of the Company Disclosure Letter sets forth all Intellectual Property licenses, sublicenses, distributor agreements and other agreements to which the Company or its Subsidiaries are a party. The Company and its Subsidiaries have substantially performed all obligations imposed upon them thereunder, and are not, nor, to the Knowledge of the Company, is any other party thereto in breach of or default thereunder in any material respect, nor, to the Knowledge of the Company, is there any event that with notice or lapse of time or both would constitute a default thereunder. Other than as described in Section 3.17(c) of the Company Disclosure Letter, to the Knowledge of the Company, all of the Intellectual Property licenses, are valid, enforceable and in full force and effect and will continue to be so on identical terms immediately following the Merger. Other than as described in Section 3.17(c) of the Company Disclosure Letter, the transactions contemplated by this Agreement will not result in the termination of, or otherwise require the consent of any party to, any Intellectual Property license listed in Section 3.17(c).

(d) Except as set forth in Section 3.17(d) of the Company Disclosure Letter, none of the Intellectual Property that (i) is owned or has been developed by the Company or its Subsidiaries and is intended to be sold or licensed by the Company or its Subsidiaries to any person or included in any product to be based upon such Intellectual Property or (ii) to the Knowledge of the Company, is used by or licensed to the Company or its Subsidiaries by any person, infringes upon or otherwise violates any Intellectual Property rights of others.

(e) Except as set forth in Section 3.17(e) of the Company Disclosure Letter, no litigation is pending and no Claim has been made against the Company or its Subsidiaries or, to the Knowledge of the Company, is threatened against the Company or its Subsidiaries, and the Company has no Knowledge of any basis for any Claim, (i) contesting the right of the Company to sell, license or make available to any Person or use the Intellectual Property presently sold, licensed or made available to such Person or used by the Company or its Subsidiaries or (ii) opposing or attempting to cancel any rights of the Company or such Subsidiary in its Intellectual Property.

(f) Except as set forth in Section 3.17(f) of the Company Disclosure Letter, to the Knowledge of the Company, no person is infringing upon or otherwise violating the Intellectual Property rights of the Company or its Subsidiaries.

(g) The Company or its Subsidiaries have taken reasonable precautions to protect the secrecy, confidentiality and value of its Trade Secrets and the proprietary nature and value of its Intellectual Property.

(h) Except as set forth in Section 3.17(h) of the Company Disclosure Letter, each present or past employee, officer, consultant or any other person who developed any material part of any Intellectual Property that is owned by the Company or its Subsidiaries has executed a valid and enforceable agreement with the Company or its Subsidiaries that (i) conveys any and all right, title and interest in and to all Intellectual Property developed by such Person in connection with such Person’s employment or contract to the Company or its

Subsidiaries, (ii) requires such Person, during and after the term of employment or contract, to cooperate with the Company or its Subsidiaries in the prosecution of any patent applications filed in connection with such Intellectual Property, (iii) to the extent such Person is an author of a copyrighted work created in connection with such person’s employment or contract, such work is a “work made for hire,” as set forth in 17 U.S.C. § 101, (iv) establishes a warranty by such person that no process, technique, innovation or other work product provided to the Company or its Subsidiaries is derived from or otherwise incorporates the proprietary information of a prior employer or contractor, in contravention of any prior confidentiality agreement, and (v) obligates the employee or contractor to keep any Company confidential information, including Trade Secrets, confidential both during and after the term of employment or contract.

(i) To the Company’s Knowledge, none of the Trade Secrets, wherever located, the value of which is contingent upon maintenance of the confidentiality thereof, have been disclosed to any employee, representative or agent of the Company or its Subsidiaries or any other person not obligated to maintain such Trade Secret in confidence pursuant to a confidentiality agreement entered into with the Company or its Subsidiaries except as required pursuant to the filing of a patent application by the Company or its Subsidiaries.

(j) All Company Software is described in Section 3.17(j) of the Company Disclosure Letter. Except as set forth in Section 3.17(j) of the Company Disclosure Letter, the Company Software performs in substantial conformance with its documentation and is fully and freely transferable to the Surviving Corporation without any third party consents. None of the Company Software owned by, or developed by or on behalf of, the Company or a Subsidiary contains or requires use of any “open source” code, shareware or other software that is made generally available to the public without requiring payment of fees or royalties or may or does require disclosure or licensing of any such software or any other Intellectual Property owned by the Company or a Subsidiary.

(k) Neither the Company nor any of its Subsidiaries is nor, as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, will be, in violation of any agreement relating to any Intellectual Property. After the completion of the transactions contemplated by this Agreement, the Surviving Corporation or one of its Subsidiaries will own all right, title and interest in and to or have a license to use all Intellectual Property on identical terms and conditions as the Company and its Subsidiaries enjoyed immediately prior to such transactions.

(l) Except as set forth on Schedule 3.17(l) of the Company Disclosure Letter, each of the Company and its Subsidiaries has a published technology usage policy (each, a “Usage Policy”) regarding the collection and use of information from customers and other parties (“Customer Information”), copies of which have been provided to the Parent. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has collected, received or used any Customer Information in an unlawful manner or in violation of its Usage Policy. Each of the Company and its Subsidiaries is in compliance with applicable Law governing the collection, use and dissemination of customer information. Each of the Company and its Subsidiaries has adequate and appropriate security measures in place to protect the Customer Information it receives from illegal or unauthorized access or use. No Person has gained unauthorized access to or made any unauthorized use of any Customer Information. The consummation of the transactions contemplated by this Agreement and the transfer of the Customer Information will not violate the Usage Policy of the Company or its Subsidiaries as it currently exists or as it existed at any time during which any of the Customer Information was collected or obtained.

Section 3.18 Taxes. Except as otherwise noted in Section 3.18 of the Company Disclosure Letter:

(a) The Company and its Subsidiaries have fully and timely paid all Taxes owed by such companies (whether or not shown on any Tax Return), and have made adequate provision for any Taxes that are not yet due and payable, for all taxable periods, or portions thereof, ending on or before the date hereof.

(b) All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect to thereto) are true, complete and correct in all material respects.

(c) The Company and its Subsidiaries will not be required to pay any Taxes of any other Person (other than the Company and its Subsidiaries) by reason of Treas. Reg. § 1.1502-6, Treas. Reg. § 1.1502-78 or any comparable provision of state, local or foreign law that provides for joint or several liability, in whole or in part.

(d) No audit or other proceeding by any Governmental Entity with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries has been claimed or raised by such authority in writing, no Governmental Entity has given notice of any intention to assert any deficiency or claim for additional Taxes against the Company or any of its Subsidiaries, no claim has been made by any Governmental Entity in a jurisdiction where the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and all deficiencies for Taxes asserted or assessed against the Company or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the Audited Financials.

(e) There are no tax consequences from the Company’s change from cash- method to accrual-basis accounting other than adjustments under section 481(a) of the Code for each of the taxable year ending on the Closing Date and the taxable years ending on December 31 of the years 2006, 2007 and 2008. Except as set forth on Section 3.18(e) of the Company Disclosure Letter, the Company has not agreed to and is not required to make any other adjustments under section 481(a) of the Code (or under any similar provision of state, local or foreign tax law) by reason of a change in accounting method or otherwise for any tax period for which the applicable federal statute of limitations has not yet expired.

(f) The Company will not have any liability after the Closing Date under any tax sharing allocation or indemnification agreement to which it has been a party, and all such agreements in effect before the Closing Date shall terminate and be of no further force and effect as of the end of the Closing Date.

(g) There are no Liens for Taxes on the assets of the Company except for statutory Liens for current Taxes not yet due.

(h) The Company is not, and has not been, a United States real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

(i) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to the Company.

(j) The Company and its Subsidiaries have given or otherwise made available to Parent true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies for taxable periods ended after December 31, 2003.

(k) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

(l) The Company and its Subsidiaries have each withheld (or will withhold) from their respective employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate Governmental Entity proper and accurate amounts in all material respects for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable laws and have each complied in all material respects with all Tax information reporting provisions of all applicable Laws.

(m) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(n) Any adjustment of Taxes of the Company or any of its Subsidiaries made by the Internal Revenue Service (the “IRS”), which adjustment is required to be reported to the appropriate state, local, or foreign governmental authorities, has been so reported.

(o) Neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable ruling of any other taxing authority.

(p) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of its affiliates, has taken or agreed to take, or has failed to take, any action, nor is the Company or any of its Subsidiaries aware of any fact, agreement, plan or other circumstance, that would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

(q) Neither the Company nor any of its Subsidiaries has entered into any transaction that constitutes (i) a “reportable transaction” within the meaning of Treas. Reg. § 1.6011-4(b), (ii) a “confidential tax shelter” within the meaning of Treas, Reg. § 301.6111-2(a)(2) or (iii) a “potentially abusive tax shelter” within the meaning of Treas. Reg. § 301.6112-(b).

(r) The Company has a current transfer pricing study from a qualified accountant and is in compliance in all material respects with the results of such transfer pricing study. Inductis India Private Limited is in compliance with all the relevant provisions of the (Indian) Income-tax Act, 1961, including without limitation, the provisions of Sections 92 to 92F of the Income-tax Act.

(s) Inductis India Private Limited is a software technology park unit as referred to in Section 10A of the (Indian) Income-tax Act, 1961 and is entitled to exemption from tax on income under Section 10A of the (Indian) Income-tax Act, 1961. There is no action, claim, proceeding, assessment, investigation, complaint or litigation pending or threatened in connection with Inductis India Private Limited’s status as a software technology park unit or the benefits of such status, including without limitations, the benefits of such status under Section 10A of the (Indian) Income-tax Act, 1961.

Section 3.19 Agreements with Regulatory Agencies. Except as set forth in Section 3.19 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries (a) is subject to any ceasc-and-desist or other Order issued by, (b) is a party to any written agreement, consent agreement or memorandum of understanding with, (c) is a party to any commitment letter or similar undertaking to, (d) is subject to any order or directive by, (e) is a recipient of any extraordinary supervisory letter from, or (f) has adopted any board resolutions at the request of (each of clauses (a)-(e) of this Section 3.19, a “Company Regulatory Agreement”), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its management or its business, or could reasonably be expected, following consummation of the Merger, to impair the Parent’s ability to conduct the business of the Surviving Corporation, the Parent or any Subsidiary of the Parent (each, a “Parent Subsidiary”), as presently conducted. The Company has not been advised by any Governmental Entity that such Governmental Entity is considering issuing or requesting any Company Regulatory Agreement, except for any such proposed Company Regulatory Agreements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on the Company.

Section 3.20 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement or the Stockholders Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.21 Certain Statutes. The provisions of Section 203 of the DGCL do not apply to this Agreement or the Merger or any of the transactions contemplated hereby.

Section 3.22 Receivables. Except as set forth on Section 3.22 of the Company Disclosure Letter, all accounts and notes receivable reflected on the Balance Sheet, and all accounts and notes receivable arising subsequent to May 31, 2006, have arisen in the ordinary course of business of the Company or its Subsidiaries and, to the Knowledge of the Company, are collectible in the ordinary course of business of the Company in the aggregate recorded amounts thereof in accordance with their terms. Section 3.22 of the Company Disclosure Letter lists any obligor that together with all of its affiliates owed accounts and notes receivable as of May 31, 2006.

Section 3.23 Accounts Payable. The Company has delivered a complete and accurate list of the accounts payable of the Company (including an aging schedule) as of May 31, 2006.

Section 3.24 Suppliers and Customers.

(a) Section 3.24(a) of the Company Disclosure Letter lists, by dollar volume paid for the year ended on December 31, 2005, those vendors of the Company to whom the Company paid an amount exceeding $35,000. Except as noted in Section 3.24(a) of the Company Disclosure Letter, to the Company’s Knowledge (i) the relationships of the Company with such vendors are good commercial working relationships, (ii) no person listed in Section 3.24 to the Company Disclosure Letter has threatened within the last twelve (12) months to cancel or otherwise terminate or intends to cancel or otherwise terminate, the relationship of such person with the Company.

(b) Section 3.24(b) of the Company Disclosure Letter lists, by revenue for the year ended on December 31, 2005, all customers of the Company. Except as noted in Section 3.24(b) of the Company Disclosure Letter, to the Company’s Knowledge (i) the relationships of the Company with such customers are good commercial working relationships, and (ii) no person listed in Section 3.24(b) to the Company Disclosure Letter has threatened within the last twelve (12) months to cancel or otherwise terminate or intends to cancel or otherwise terminate, the relationship of such person with the Company.

Section 3.25 Insurance. Section 3.25 of the Company Disclosure Letter sets forth a list (specifying the insurer, describing each pending claim thereunder and setting forth the aggregate amounts paid out under each such policy through the date hereof and the aggregate limit, if any, of the insurer’s liability thereunder) of all policies or binders of fire, liability, errors and omissions, product liability, worker’s compensation, vehicular and other insurance held by or on behalf of the Company and any of its Subsidiaries. Such policies and binders are valid and binding in accordance with their terms, are in full force and effect, and, to the Company’s Knowledge, insure against risks and liabilities to an extent and in a manner customary in the industries in which the Company and its Subsidiaries operates. The Company is not in default with respect to any provision contained in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. Except for claims set forth in Section 3.25 of the Company Disclosure Letter, there are no outstanding unpaid claims in favor of the Company or its Subsidiaries under any such policy or binder, and neither the Company nor any of its Subsidiaries has received written notice of cancellation or non-renewal of any such policy or binder. Except as set forth in Section 3.25 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received written notice from any of its insurance carriers or any Governmental Entity that any insurance premiums will or may be materially increased in the future or that any insurance coverage listed in Section 3.25 of the Company Disclosure Letter will or may not be available in the future on substantially the same terms as now in effect.

Section 3.26 Officers, Directors and Employees. Section 3.26 of the Company Disclosure Letter sets forth (a) the name, title and total compensation (for the previous three years) of each officer and director of the Company and each of its Subsidiaries; (b) any payments or commitments to pay any severance or termination pay to any such persons; and (d) any accrual for, or any commitment or agreement by the Company and any of its Subsidiaries to pay, such increases, bonuses or pay. None of such persons has indicated that he or she will cancel or otherwise terminate such person’s relationship with the Company or any of the Subsidiaries.

Section 3.27 Potential Conflicts of Interest. Except as set forth in Section 3.27 of the Company Disclosure Letter, to the Company’s Knowledge, (i) no Major Stockholder, officer, director or Affiliate of the Company or of any Major Stockholder, (ii) no relative or spouse (or relative of such spouse) of any such officer, director or Affiliate of the Company or of any Major Stockholder, and (iii) no entity controlled by any one or more of the foregoing: (a) owns, directly or indirectly, any interest in (excepting not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of the Company or its Subsidiaries or any Person or entity which is, or is engaged in business as, a competitor, lessor, lessee, customer, distributor, sales agent, or supplier of the Company or its Subsidiaries; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Company or its Subsidiaries uses or the use of which is necessary or desirable for or material to the conduct of its business; (c) has any cause of action or other claim whatsoever against, or owes any amount to, the Company or its Subsidiaries, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof; or (d) on behalf of the Company or its Subsidiaries, has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from any Person of which any officer, director or Affiliate of the Company, or a relative of any of the foregoing, is a partner or shareholder (excepting not more than 5% stock holdings solely for investment purposes in securities of publicly held and traded companies). Section 3.27 of the Company Disclosure Letter sets forth a list of all Potential Employee Conflicts that have been approved by the Company or its Subsidiaries or any member of the management thereof.

Section 3.28 Banks, Brokers and Proxies. Section 3.28 of the Company Disclosure Letter sets forth (a) the name of each bank, trust company, securities or other broker or other financial institution with which the Company or any of its Subsidiaries has an account, credit line or safe deposit box or vault, or otherwise maintains relations; (b) the name of each person authorized by the Company or any of its Subsidiaries to draw thereon or to have access to any safe deposit box or vault; (c) the purpose of each such account, safe deposit box or vault; and (d) the names of all persons authorized by proxies, powers of attorney or other instruments to act on behalf of the Company or any of its Subsidiaries in matters concerning its business or affairs.

Section 3.29 Vote Required. The Requisite Company Vote is the only vote of the holders of any class or series of the Company’s capital stock necessary (under the certificate of incorporation and by-laws or other organizational documents of the Company, the DGCL, other applicable Law or otherwise) to adopt this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 3.30 Full Disclosure. No representation or warranty made by the Company pursuant to this Agreement, the Company Disclosure Letter or any certificate furnished by the Company pursuant to this Agreement, contains or will contain at the Effective Time an untrue statement of a material fact or omits or will omit at the Effective Time to state a material fact necessary to make the statements made herein or therein, in the context in which made, not misleading.

Section 3.31 iTouchpoint Receivable. As of June 15, 2006, iTouchpoint was indebted to the Company in the principal amount of Three Million, Eighty-One Thousand, Five Hundred Dollars ($3,081,500) plus accrued interest pursuant to certain Short-Term Loans (the “iTouchpoint Loans”). Prior to the Effective Time, the iTouchpoint Loans shall have been contributed to iTouchpoint Services, LLC, a wholly-owned non-operating Subsidiary of the Company, all of the interests in which shall have been distributed prior to the Effective Time to the stockholders of the Company. Such limited liability company shall have assumed as of the Effective Time all of the Company’s obligations related thereto, including all obligations under the Subordination Agreement, dated May, 2006, between Sandeep Tyagi, Vijay Parekh, the Company and iTouchpoint and iTouchpoint Services LLC shall have no assets other than the iTouchpoint Loans as of the time of such distribution.

Section 3.32 Accounting and Tax Matters. The Company, its Subsidiaries and the Company Holders have not taken or agreed to take any action, and the Company, its Subsidiaries and such Company Holders are not aware of any agreement, plan or other circumstance, that would prevent the Merger from constituting a transaction qualifying as a reorganization under section 368(a) of the Code.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

The Parent and Merger Sub represent and warrant to the Company that:

Section 4.1 Organization and Qualification. Each of the Parent and Merger Sub has been duly organized and is validly existing under the laws of the State of

Delaware and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Neither the Company nor Merger Sub has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of section 368(a) of the Code.

Section 4.2 Certificate of Incorporation and By-Laws. The Parent has delivered to the Company complete and correct copies of (i) the certificate of incorporation and by-laws (or other equivalent organizational documents) of Parent and Merger Sub, each as amended through the date of this Agreement and (ii) the stock books (or comparable records) of Parent and Merger Sub through the date of this Agreement. Neither Parent nor Merger Sub is in violation of any of the provisions of its certificate of incorporation or by-laws or other equivalent organizational documents.

Section 4.3 Capitalization. The authorized capital stock of Parent consists of (i) 13,000,000 shares of Parent Common Stock of which 11,121,878 are Series A Common Stock, par value $.001 per share (“Series A Common Stock”) and 1,659,230 are Series B Non-voting Common Stock, par value $.001 per share (“Series B Common Stock”) and (ii) 55,833.36 shares of Series A Preferred Stock, par value $.001 per share (“Parent Preferred Stock”). As of the date of this Agreement, 10,081,778 shares of Series A Common Stock, 614,876 shares of Series B Common Stock and 45,304 shares of Parent Preferred Stock were issued and outstanding, all of which were validly issued and are fully paid, nonassessable and not subject to or issued in violation of any preemptive rights. Except as listed in Section 4.3(A) of the Parent Disclosure Letter, there are no existing options, rights, subscriptions, warrants, unsatisfied preemptive rights, calls or commitments of any character relating to the authorized and unissued capital stock or treasury stock of the Company or any securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from the Company any shares of capital stock of the Company. Except as set forth in Section 4.3(B) of the Parent Disclosure Letter, there are no outstanding agreements to which the Company is a party respecting the voting, transferring or holding of shares of the Company’s capital stock.

Section 4.4 Authority. The Board of Directors of Parent and Merger Sub have unanimously approved this Agreement, and the Stockholders Agreement, and the transactions contemplated by this Agreement and the Stockholders Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and the Stockholders Agreement, and to perform its obligations under this Agreement, and the Stockholders Agreement and to consummate the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement. The execution and delivery of this Agreement, and the Stockholders Agreement, by Parent and Merger Sub, and the consummation of the transactions contemplated by this Agreement and the Stockholders Agreement have been duly and validly authorized by all necessary corporate action of each of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, and the Stockholders Agreement, or to consummate such transactions (other than adoption of this Agreement by Parent as sole stockholder of Merger Sub, which shall occur immediately after the execution and delivery of this Agreement). This Agreement, and the Stockholders Agreement, have been duly authorized and validly executed and delivered by Parent and Merger Sub as applicable, and constitute legal, valid and binding obligations of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium or other laws generally affecting creditors’ rights and general equitable principles. All shares of Parent Common Stock to be issued under the terms of this Agreement, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments under which they are useable, will be duly authorized, validly issued, fully paid, nonassessable and will not be subject to preemptive rights.

Section 4.5 No Conflict. The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not:

(i) conflict with or violate any provision of Parent’s or Merger Sub’s certificate of incorporation and by-laws (or other equivalent organizational documents);

(ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.6 have been obtained and all filings and obligations described in Section 4.6 have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is or may be bound or affected, except for any such conflicts or violations that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on Parent; or

(iii) result in any breach of or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or any or Merger Sub under, any Contract to which Parent or its Subsidiaries is a party or by which Parent or its Subsidiaries’ assets or properties is or may be bound or affected, except for any such breaches, defaults or other occurrences that, individually or in the aggregate, would not result and could not reasonably be expected to result in a Material Adverse Effect on Parent.

Section 4.6 Required Filings and Consents. The execution and delivery by Parent or Merger Sub of this Agreement and the Stockholders Agreement as applicable, does not, and the performance of this Agreement and the Stockholders Agreement, by each of Parent and Merger Sub as applicable will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity other than for applicable requirements of the Securities Act, Blue Sky Laws, and the filing of the Certificate of Merger as required by the DGCL.

Section 4.7 Financial Statements.

(a) Audited Financial Statements. Parent has delivered the Company copies of the consolidated balance sheet of Parent and its Subsidiaries for the fiscal year ended December 31, 2005 and the related consolidated statements of income and cash flows, together with all related footnotes and schedules thereto, accompanied by the audit report of Ernst & Young LLP, independent auditors of Parent (collectively, the “Parent Audited Financials”). The Parent Audited Financials fairly present (i) the consolidated financial position of Parent and its Subsidiaries as of the date thereof and (ii) the consolidated results of operations and cash flows of Parent and its Subsidiaries for the fiscal period covered thereby. The Parent Audited Financials have been prepared in accordance with U.S. GAAP applied on a consistent basis, except as indicated in the notes thereto.

(b) Parent Interim Statements. Parent has delivered to the Company copies of the unaudited consolidated balance sheet of Parent and its Subsidiaries for the three months ended March 31, 2006 and the related consolidated statements of income and cash flows (collectively, the “Parent Interim Statements”). The Parent Interim Statements fairly present (i) the consolidated financial position of Parent and its Subsidiaries as of the date thereof and (ii) the consolidated results of operations and cash flows of Parent and its Subsidiaries for the fiscal period covered thereby. The Parent Interim Statements have been prepared in accordance with U.S. GAAP applied on a basis consistent with the Parent Audited Financials, except that the Parent Interim Statements do not contain footnotes and are subject to normal year-end adjustments.

Section 4.8 Accounting and Tax Matters. Neither the Parent nor Merger Sub, nor to the knowledge of the Parent, any of the Parent’s affiliates has taken or agreed to take any action, nor is the Parent aware of any agreement, plan or other circumstance, that would prevent the Merger from constituting a transaction qualifying as a reorganization under section 368(a) of the Code.

Section 4.9 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or Merger Sub.

Section 4.10 Litigation. Except as disclosed in Section 4.10 of the Parent Disclosure Letter, there is no Claim pending or, to the Knowledge of the Parent, threatened (either in writing or by a verbal threat that could reasonably be expected to be followed by a written threat) against the Parent or the Merger Sub before any Governmental Entity that could reasonably be expected to result in a Material Adverse Effect on the Parent. The Parent and the Merger Sub are not subject to any outstanding Order.

Section 4.11 Compliance with Laws.

(a) To the Knowledge of the Parent, the Parent and the Merger Sub are in compliance in all material respects with all Laws applicable to its business, operations or assets.

Neither the Parent nor the Merger Sub has received any notice of or been charged with the violation of any Laws. To the Knowledge of the Parent, neither the Parent nor the Merger Sub is under investigation with respect to the violation of any Laws and there are no facts or circumstances which could form the basis for any such violation.

(b) To the Knowledge of the Parent, the Parent and the Merger Sub currently have all Permits which are required for the operation of their respective businesses as presently conducted and as presently intended to be conducted, other than those the failure of which to possess is immaterial (the “Parent Permits”). There are no Claims pending or, to the Knowledge of the Parent, threatened, relating to the suspension, revocation or modification of any Parent Permit.

Section 4.12 Absence of Certain Changes or Events. Since March 31, 2006, there has been no Material Adverse Effect on the Parent and the Parent has no Knowledge of any facts or circumstances that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Parent.

Section 4.13 Material Contracts. Each customer contract (other than this Agreement) of Parent and Merger Sub that would be required to be filed as an exhibit to a Registration Statement on Form S-l under the Securities Act if such a Registration Statement were to be filed by the Parent on the date hereof constitutes a valid and legally binding obligation of the Parent or the Merger Sub and, to the Knowledge of the Parent, of the other parties thereto, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, or other laws generally affecting creditors’ rights and general equitable principles, and is in full force and effect. The Parent and the Merger Sub and, to the Knowledge of the Parent, any other person that is a party thereto, are not in material violation of or in material default under (nor does there exist any condition that with the passage of time or the giving of notice would cause such a material violation of or material default under) any Parent Contract.

Section 4.14 Employee Matters. Neither the Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union agreements, nor is any such collective bargaining agreement being negotiated, nor are there any employees of the Parent or its Subsidiaries represented by a trade union or a labor organization. No work stoppage, slowdown or labor strike against the Parent or any of its Subsidiaries is pending or, to the Parent’s Knowledge, threatened.

Section 4.15 Vote Required. The approval of a majority of holders of the Parent Common Stock is the only vote of the holders of any class or series of the Parent’s capital stock necessary (under the certificate of incorporation and by-laws or other organizational documents of the Parent, the DGCL, other applicable Law or otherwise) to adopt this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 4.16 Full Disclosure. No representation or warranty made by the Parent or Merger Sub pursuant to this Agreement, the Parent Disclosure Letter or any certificate furnished by the Parent or Merger Sub pursuant to this Agreement, contains or will contain at the Effective Time an untrue statement of a material fact or omits or will omit at the Effective Time to state a material fact necessary to make the statements made herein or therein, in the context in which made, not misleading.

ARTICLE V

COVENANTS

Section 5.1 Interim Operating Covenants. Except as contemplated by this Agreement or with the prior written consent of the Parent, during the period from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company and its Subsidiaries will conduct their operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, will use its reasonable best efforts to preserve intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers and key employees of the Company and its Subsidiaries, and to preserve the good will of customers, suppliers and all other persons having business relationships with the Company and its Subsidiaries. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or disclosed in Section 5.1 of the Company Disclosure Letter, prior to the Effective Time, the Company and each of its Subsidiaries will not, without the prior written consent of the Parent:

(a) except as required by applicable Law, adopt any amendment to the certificate of incorporation, by-laws or other equivalent organizational documents of the Company;

(b) issue, reissue, sell or pledge, or authorize the issuance, reissuance, sale or pledge of (i) additional shares of capital stock or other equity securities of any class, or securities convertible into capital stock or other equity securities or any rights, warrants or options to acquire any such convertible securities or capital stock or other equity securities, other than the issuance of Company Common Stock, in accordance with the terms of the instruments governing such issuance on the date hereof or pursuant to the exercise of Company Stock Options outstanding on the date hereof, or (ii) any other securities in respect of, in lieu of, or in substitution for, Company Common Stock outstanding on the date hereof;

(c) declare, set aside, make or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock or other equity interests.

(d) directly or indirectly, split, combine, subdivide, reclassify or redeem, retire, purchase or otherwise acquire, or propose to redeem, retire or purchase or otherwise acquire, any shares of its capital stock or other equity interests;

(e) increase the salary, wages, benefits, bonuses or other compensation payable or to become payable to current or former directors, officers or employees of the Company, except for increases required under employment agreements existing on the date hereof and disclosed to Parent, (ii) enter into any employment, change of control or severance agreement with, or any bonus, profit sharing, thrift, stock option, restricted stock, pension, retirement, welfare, deferred compensation, employment, change of control, termination, severance or other benefit plan, agreement, policy or arrangement for the benefit of, any current or former director, officer or employee of the Company, (iii) amend or otherwise alter any Plan with or for the benefit of any current or former director, officer or employee of the Company, (iv) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Plan, (v) grant any new awards under any Plan or (vi) take any action to fund the payment of compensation or benefits under any Plan except, in the case of clauses (i) and (vi), in the ordinary course of business, consistent with past practices with respect to employees of the Company who are not officers or directors, or as may be required by the terms of any such plan, agreement, policy or arrangement in effect on the date hereof and disclosed to Parent or to comply with applicable Law;

(f) acquire, sell, lease, license, transfer, pledge, encumber, grant or dispose of (whether by merger, consolidation, purchase, sale or otherwise) any assets or any Intellectual Property of the Company (other than the disposition of used or excess equipment and the purchase of supplies and equipment, in either case in the ordinary course of business consistent with past practice), or enter into any material commitment or transaction outside the ordinary course of business;

(g) (i) incur, assume any long term Debt or incur or assume any short term Debt (including, in either case, by issuance of debt securities), (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except in the ordinary course of business consistent with past practice, or (iii) make any loans, advances or capital contributions to, or investments in, any other Person, other than ordinary course advances to employees consistent with past practice;

(h) terminate, cancel or request any material change in, or agree to any material change in any Material Contract or enter into any Material Contract, in each case other than in the ordinary course of business consistent with past practice, or make or authorize any capital expenditure, other than capital expenditures provided for in the Company’s budget (a copy of which budget has been provided to the Parent);

(i) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice or as required pursuant to applicable Law or U.S. GAAP;

(j) waive, release, assign, settle or compromise any material rights, claims or litigation;

(k) pay, discharge or satisfy any material claim, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than in the ordinary course of business consistent with past practice;

(1) enter into any agreement or arrangement that materially limits or otherwise restricts the Company or any successor thereto, or that would, after the Effective

Time, limit or restrict the Surviving Corporation and its Affiliates (including the Parent) or any successor thereto, from engaging or competing in any line of business or in any geographic area;

(m) establish any new Plan or modify any Plan except as required by Law or this Agreement;

(n) make any Tax election or settle or compromise any material federal, state, local or foreign Tax liability; or

(o) authorize or enter into any formal or informal written or other agreement or otherwise make any commitment to do any of the foregoing.

Section 5.2 Certain Actions. Subject to the terms and conditions provided in this Agreement, each of the Parties to this Agreement agrees to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties to this Agreement in doing, as soon as practicable, all things necessary, proper or advisable to ensure that the conditions set forth in Article VI are satisfied and to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary or desirable action.

Section 5.3 Notification of Certain Matters. The Parent and the Company shall promptly notify each other of (a) the occurrence or non-occurrence of any fact or event that could reasonably be expected (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time, (ii) to cause any covenant, condition or agreement hereunder not to be complied within any material respects or satisfied in all material respects or (iii) to result in, in the case of Parent, a Material Adverse Effect on the Parent; and, in the case of the Company, a Material Adverse Effect on the Company, (b) any failure of the Company or the Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder, (c) any notice or other material communications from any Governmental Entity in connection with the transactions contemplated by this Agreement and (d) the commencement of any suit, action or proceeding that seeks to prevent, seeks damages in respect of, or otherwise relates to the consummation of the transactions contemplated by this Agreement.

Section 5.4 Company Stockholders Meeting. The Company shall, if requested by Parent, call and hold a meeting of the Company’s stockholders (the “Company Stockholders Meeting”) as promptly as practicable after the signing of this Agreement for the purpose of voting upon the adoption of this Agreement. Notwithstanding the foregoing, the Company shall be deemed to have fulfilled the foregoing requirements if its stockholders act by written consent in lieu of such meeting pursuant to Section 228 of the DGCL. The Company shall use its reasonable best efforts (through its agents or otherwise) to solicit from its stockholders proxies or written consents in favor of the adoption of this Agreement, and shall take all other action necessary or advisable to secure the Requisite Company Vote.

Section 5.5 Access to Information; Confidentiality.

(a) From the execution of this Agreement to the Effective Time, the Company shall (and shall cause its Subsidiaries to) (i) provide to the Parent (and its officers, directors, employees, accountants, consultants, legal counsel, financial advisors, investment bankers, agents and other representatives (collectively, “Advisors”)) access during business hours upon prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof, and (ii) furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as the Parent or its Advisors may reasonably request. No investigation conducted under this Section 5.5 shall affect or be deemed to modify any representation or warranty made in this Agreement.

(b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated October 31, 2005 (the “Confidentiality Agreement”), between the Parent and the Company with respect to the information disclosed under this Section 5.5.

Section 5.6 Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party to this Agreement shall use its reasonable best efforts to cause the Merger to qualify, and will not, without the prior written consent of the parties to this Agreement, knowingly take any actions or cause any actions to be taken that could prevent the Merger from qualifying as a reorganization under the provisions of section 368(a) of the Code. Following the Effective Time, and consistent with any such consent, none of the Surviving Corporation, the Parent or any of their affiliates shall knowingly take any action or knowingly cause any action to be taken that would cause the Merger to fail to so qualify as a reorganization under section 368(a) of the Code.

Section 5.7 Public Announcements. Prior to the Effective Time, neither the Company nor the Parent, nor the Representative or any Company Holder, shall issue any press release or otherwise make any public statements with respect to this Agreement or any of the transactions contemplated by this Agreement without the prior approval of the other party, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Company or the Parent, as applicable, such public announcement is otherwise required by applicable Law provided that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the timing and content thereof.

Section 5.8 Expenses. Whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such Expense. For purposes of this Agreement, “Expenses” consist of all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party to this Agreement and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of stockholder approval and all other matters related to the closing of the transactions contemplated by this Agreement. Without limiting the foregoing, the Company’s stockholders shall be solely responsible for all fees and expenses owed to any counsel, brokers, finders and investment bankers retained by the Company in connection with the transactions contemplated by this Agreement and if any such fees and expenses have not been paid in full prior to the Effective Time, any such amounts shall be reconciled at the time the Net Working Capital Statement is finalized under Section 2.5.

Section 5.9 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of the Parent, Merger Sub and the Company and its respective board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 5.10 Tax Matters.

(a) During the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries shall:

(i) Prepare, in the ordinary course of business and consistent with past practice (except as otherwise required by law), and timely file all Tax Returns required to be filed by it (or them) on or before the Closing Date (“Post-Signing Returns”).

(ii) Consult with Parent with respect to all Post-Signing Returns and deliver drafts of such Post-Signing Returns to Parent no later than ten (10) Business Days prior to the date (including extensions) on which such Post-Signing Returns are required to be filed.

(iii) Fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed.

(iv) Properly reserve (and reflect such reserve in their books and records and financial statements), in accordance with past practice and in the ordinary course of business for all Taxes payable by them for which no Post-Signing Return is due prior to the Effective Time in a manner consistent with past practice.

(v) Promptly notify Parent of any federal, state, local or foreign income or franchise and any other Claim pending or threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax matter, including Tax liabilities and refund claims, and not settle or compromise any such Tax matter or Tax Claim without Parent’s consent.

(vi) Not make or revoke any Tax election or adopt or change a tax accounting method without Parent’s consent.

(vii) Terminate all Tax indemnification, allocation or sharing agreements or other arrangements with respect to Taxes to which the Company or any of its Subsidiaries is a party such that there is no further liability thereunder.

(b) No action taken by the Surviving Corporation, Parent or any of their respective affiliates pursuant to this Agreement or at the request of the Representative shall be deemed to violate Section 5.6 of this Agreement. The foregoing sentence is not intended to limit the force or scope of Section 4.8 of this Agreement or any representation of Parent in any certificate delivered to the Company or its counsel in connection with this Agreement.

Section 5.11 Acquisition Proposals. From the date of this Agreement until the Effective Time, the Company shall, and shall cause its Subsidiaries and each of their respective directors, officers, employees, agents, attorneys, accountants, investment bankers and other representatives (collectively, the “Company Representatives”), to immediately cease all existing discussions, negotiations or other action with any other Person conducted heretofore with respect to any Acquisition Proposal. From the date of this Agreement until the Effective Time, the Company shall not, and shall cause its Subsidiaries and each of the Company Representatives not to, (i) solicit, initiate, knowingly facilitate or knowingly encourage, directly or indirectly, the making or submission of any Acquisition Proposal, (ii) enter into any letter of intent, agreement, arrangement or understanding with respect to any Acquisition Proposal, or agree to approve or endorse any Acquisition Proposal or enter into any agreement, arrangement or understanding that would require the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, (iii) initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any information to, any Person (other than the Parent) in furtherance of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, or (iv) knowingly facilitate or knowingly further in any other manner any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal. The term “Acquisition Proposal” means an inquiry, proposal, indication of interest or offer relating to any (i) acquisition or sale of (1) 20% or more of the consolidated assets of the Company and its Subsidiaries, or (2) 20% or more (in number or voting power) of the equity securities of the Company (or any of its Subsidiaries, as applicable), (ii) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more (in number or voting power) of the equity securities of the Company (or a Company Subsidiary as applicable), or (iii) merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

Section 5.12 Surviving Corporation Charter and By-Laws. The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions with respect to indemnification, exculpation and advancement of expenses that are at least as favorable to the indemnified parties thereunder as those contained in the certificate of incorporation and by-laws of the Company in effect on the date of this Agreement.

Section 5.13 Continuing Employee Matters.

(a) Until January 1, 2007, Parent shall arrange for each participant in the Plans (the “Company Participants”) (including all eligible dependents) who becomes a Parent employee (or an employee of any Parent subsidiary) at the Effective Time to be eligible for benefits that, in the aggregate, are not materially less favorable than those benefits provided by the Company or its Subsidiaries, as applicable, as of the date hereof (but specifically excluding any benefits under any Plan that is a stock option or other equity-based award plan). Each Company Participant shall, to the extent permitted by Law and applicable Tax qualification requirements, and subject to any applicable break in service or similar rule, receive credit (for eligibility to participate and vesting but not for benefit accrual) under Parent employee benefit plans for years of service with the Company (and its subsidiaries and predecessors) prior to the Effective Time (except where doing so would cause a duplication of benefits). If applicable, Parent shall, to the extent reasonably feasible, (x) cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to such Company Participants and their eligible dependents in accordance with applicable Laws and (y) provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year including the Effective Time for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Parent employee benefit plans or programs in which they are eligible to participate after the Effective Time.

(b) The Company shall provide to the Parent forms of any option award, restricted stock or bonus agreement to be used in connection with the grants of any award under any of the Plans to be executed any time after the date hereof. Parent shall have the opportunity to review and comment on such forms before any such forms are executed.

(c) Parent shall make available 86,806 shares of Parent Company Stock for the purpose of granting options to employees of the Surviving Corporation and its Subsidiaries who are hired or promoted during the three years next following the Effective Time. The President of the Surviving Corporation shall make recommendations to the Board of Directors of the Parent from time to time respecting the granting of such options and the granting thereof shall be subject to the approval of such Board of Directors. It is the non-binding intention of the parties that such grants shall be made approximately ratably over the three-year period and that approximately half of the grants shall be made over the first year of the three-year period. For the avoidance of doubt the Managing Principal of the Surviving Corporation shall not be eligible to receive any of the options referred to in this Section 5.13(c).

Section 5.14 Guarantees. The Parent shall indemnify Sandeep Tyagi and Vijay Parekh for any Loss arising by reason of their payment of any amounts pursuant to any guaranty set forth in Section 5.15 of the Company Disclosure Letter.

Section 5.15 Stub Period Financial Statements. Tyagi and the Major Stockholders shall promptly assist the Company in preparing financial statements for the period April 1, 2006 to the Effective Date.

Section 5.16 iTouchpoint Escrow. In connection with that certain Stock Purchase Agreement dated as of September 23, 2005, by and among Rajkumar Koneru, Clearmist Ltd., iTouchpoint Technologies, LLC and Inductis Group, LLC, predecessor in interest to the Company (the “iTouchpoint Agreement”), Lowenstein Sandler, PC, counsel to the Company, is holding in escrow $100,000 (the “iTouchpoint Escrow”). The iTouchpoint Escrow is being held by Lowenstein Sandler PC as part of the Inductis Group, LLC’s guaranty of the payment of $100,000 of the purchase price payable to Rajkumar Koneru and Clearmist Ltd. under the iTouchpoint Agreement, such payment to be made if and when certain conditions set forth in the iTouchpoint Agreement are satisfied. Any amounts received by the Surviving Corporation in payment of the iTouchpoint Escrow will be promptly remitted by the Surviving Corporation to the Company Holders pro rata in accordance with the Allocation Schedule. The Representative shall, and the Surviving Corporation shall not, have the right to negotiate any release, compromise or modification of the iTouchpoint Escrow or any documentation relating thereto, and the Representative shall have, and the Surviving Corporation shall not, have, the right to determine whether the Surviving Corporation shall enter into any amendment or modification thereof or to accept any payment other than in cash with respect to the iTouchpoint Escrow. Without the prior written consent of the Representative, the Surviving Corporation shall not transfer the iTouchpoint Escrow to any Person or exert any efforts to assert any rights under the iTouchpoint Escrow.

ARTICLE VI

CONDITIONS

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to consummate the other transactions contemplated by this Agreement to be consummated on the Closing Date is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Requisite Company Approval. This Agreement and the consummation of the Merger shall have been duly adopted by holders of outstanding Company Common Stock by the Requisite Company Vote.

(b) Requisite Parent Approval. This Agreement and the consummation of the Merger shall have been duly adopted by a majority of holders of outstanding Parent Common Stock.

(c) Consents. All consents, approvals and actions of any Governmental Entity required to permit the consummation of the Merger and the other transactions contemplated by this Agreement shall have been obtained or made, free of any condition that could reasonably be expected to result in a Material Adverse Effect on the Parent or a Material Adverse Effect on the Company.

(d) Injunctions. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, order, injunction or decree (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement.

Section 6.2 Conditions to Obligation of the Parent and Merger Sub. The obligation of the Parent and Merger Sub to consummate the transactions contemplated by this Agreement to be consummated on the Closing Date are also subject to the satisfaction or waiver by the Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company or any of the Major Stockholders set forth in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and the Parent shall have received a certificate (which certificate may be qualified by Knowledge (i) to the same extent as the representations and warranties of the Company contained in this Agreement are so qualified and (ii) as to the representations and warranties of the Major Stockholders) signed on behalf of the Company by an executive officer of the Company as to the Company.

(b) Performance of Obligations of the Company. The Company and the Major Stockholders shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company as to the Company.

(c) Consents Under Agreements. The Company shall have obtained the consent, approval or waiver of each Person whose consent, approval or waiver shall be required in order to consummate the transactions contemplated by this Agreement.

(d) Key Employees. None of the persons who have signed Employment Agreements (the “Key Employees”) shall have advised the Managing Principal of the Company or the Chief Financial Officer of the Company or any of its Subsidiaries that he does not intend to remain with the Company pursuant to the terms of such Employment Agreement.

(e) No Dissenting Shares. None of the Company Holders shall have delivered notice of their exercise of (or intent to exercise) appraisal rights in accordance with the provisions of Section 262 of the DGCL.

(f) Employment Agreements. The Employment Agreements shall have been executed and delivered by each of the parties thereto (other than Parent).

(g) Stockholders Agreement. The Stockholders Agreement shall have been executed and delivered by each of the parties (other than Parent) thereto and shall be in full force and effect.

(h) Legal Opinions. The Parent shall have received (a) the opinion of Lowenstein, Sandler PC, counsel to the Company, with respect to the matters set forth on Exhibit G annexed hereto, (b) the opinion of Giordano, Halleran & Ciesla, special counsel to certain of the Major Stockholders, with respect to the matters set forth on Exhibit H annexed hereto, (c) the opinion of Richards, Layton & Finger, special counsel to the Company, with respect to the matters set forth on Exhibit I annexed hereto, and (c) the opinion of J. Sager Associates, special counsel to the Company, with respect to the matters set forth on Exhibit J annexed hereto, in each case in form and substance reasonably satisfactory to the Parent.

(i) FIRPTA Certificate. The Company shall have furnished Parent with a certificate stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treas. Reg. § 1.897-2(h).

(j) Financials. The Company shall have furnished Parent with (i) the 2005 Audited Financials and (ii) the SAS 100 review for the first quarter of 2006, in form and substance reasonably satisfactory to the Parent.

(k) Company Holder Agreement. Each Company Holder shall have entered into the Company Holder Agreement, in the form attached hereto as Exhibit K.

(l) Release of Obligations. The Company shall have furnished to Parent evidence reasonably satisfactory to the Parent that the Company is released from all obligations owed by it under (i) the Guaranty Agreement dated August 10, 2005 between Inductis Group, LLC and Vijay Parekh; (ii) the Letter of Intent dated August 10, 2005 between Clearmist Ltd., iTouchpoint, Inductis Group, LLC and Vijay Parekh; (iii) the Clearmist Stock Purchase Agreement dated September 23, 2005; (iv) the Representation, Warranty and Indemnity Agreement between iTouchpoint, Clearmist, Rajkumar Koneru, Vijay Parekh and Inductis Group, LLC; (v) the iTouchpoint LOI and (vi) the iTouchpoint APA. The Company shall also have furnished to Parent evidence reasonably satisfactory to Parent that the iTouchpoint Loans have been contributed to iTouchpoint Services LLC and the interests therein distributed to the Company Holders.

Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger and consummate the other transactions contemplated by this Agreement to be consummated on the Closing Date is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Parent and Merger Sub set forth in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of the Parent set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and the Company shall have received a certificate (which certificate may be qualified by knowledge to the same extent as the representations and warranties of the Parent contained in this Agreement are so qualified) signed on behalf of the Parent by an executive officer of the Parent to such effect.

(b) Performance of Obligations of the Parent and Merger Sub. The Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of the Parent and Merger Sub by an executive officer of the Parent to such effect.

(c) Employment Agreements. The Employment Agreements shall be in full force and effect (other than by reason of a Company Holder failing to enter into such agreement).

(d) Stockholders Agreement. The Stockholders Agreement shall have been executed and delivered by each of the parties thereto (other than a Company Holder) and shall be in full force and effect.

(e) Legal Opinion. The Company shall have received the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, special counsel to the Parent, with respect to the matters set forth on Exhibit L annexed hereto, in form and substance reasonably satisfactory to the Company.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement, as follows:

(a) by mutual written consent of the Parent and the Company;

(b) by either the Parent or the Company, if the Effective Time shall not have occurred on or before 11:59 p.m. New York City time on June 30, 2006 (the “Final Date”); provided, however that (i) a later date may be agreed upon in writing by the parties hereto and (ii) that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of or resulted in, the failure of the Effective Time to occur on or before such date;

(c) by either the Parent or the Company, if any Order preventing the consummation of the Merger shall have been entered by any court of competent jurisdiction or Governmental Entity and shall have become final and nonappealable;

(d) by the Parent, if this Agreement shall fail to receive the Requisite Company Vote within two (2) Business days of the execution and delivery of this Agreement;

(e) by the Company, if this Agreement shall fail to receive the approval of a majority of holders of Parent Common Stock within two (2) Business Days of the execution and delivery of this Agreement;

(f) by the Parent, if the Company or any of the Major Stockholders shall have breached (and failed to cure during any Applicable Cure Period) any of its or his representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Company or any of the Major Stockholders set forth in this Agreement shall fail to be true and correct), which breach or failure would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b); provided, however, that if such breach or failure is curable by the Company through the exercise of its commercially reasonable efforts within thirty (30) days (the “Cure Period”), then the Parent may not terminate this Agreement under this Section 7.1(e) if such breach is cured prior to the expiration of the Cure Period or prior to the expiration of the Cure Period, provided that the Company or the Major Stockholders as applicable, during the Cure Period, continues to exercise commercially reasonable efforts to cure such breach or failure; and

(g) by the Company, if the Parent shall have breached (and failed to cure during any Applicable Cure Period) any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Company set forth in this Agreement shall fail to be true and correct), which breach or failure would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b); provided, however, that if such breach or failure is curable by the Parent through the exercise of its commercially reasonable efforts within the Cure Period, then the Company may not terminate this Agreement under this Section 7.1(f) if such breach is cured prior to the expiration of the Cure Period or prior to the expiration of the Cure Period, provided that the Parent, during the Cure Period, continues to exercise commercially reasonable efforts to cure such breach or failure.

Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of the Parent, Merger Sub, the Company, the Representative or the Major Stockholders and all rights and obligations of each party to this Agreement shall cease; provided, however, that (i) nothing in this Agreement shall relieve any party from liability for the willful breach of any of its representations and warranties or the willful breach of any of its covenants or agreements set forth in this Agreement and (ii) the provisions of Section 5.4(b) (Confidentiality), Section 5.7 (Expenses), this Section 7.2 and Article IX shall remain in full force and effect and survive any termination of this Agreement. Notwithstanding any provision herein to the contrary, if this Agreement is terminated by the Parent or the Company (in either case, the “Terminating Party”) due to the nonsatisfaction of one or more conditions to the Terminating Party’s obligations under this Agreement as a result of the other party’s failure to comply with any provision of this Agreement that is caused by a breach of the other party, the Terminating Party’s right to pursue all legal remedies for breach of contract and damages will also survive such termination unimpaired.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

Section 8.1 Survival. Notwithstanding any knowledge of facts determined or determinable by any party to this Agreement pursuant to any investigation or right of investigation, each party has the right to rely fully upon the representations, warranties, covenants and agreements of each other party contained in this Agreement. All such representations, warranties, covenants and agreements shall survive the Closing. All representations and warranties contained in this Agreement shall terminate and expire at 5:00 p.m., New York City time, on the first anniversary of the Closing Date; provided, however, that the representations and warranties contained in (a) 3.3 (Capitalization; Ownership), 3.4 (Authority), 3.10(b) (Liabilities; iTouchpoint), 3.20 (Brokers), 3.21 (Certain Statutes), 3.31 (iTouchpoint Receivable); 4.3 (Capitalization), 4.4 (Authority) and 4.9 (Brokers) shall survive without limitation, except all representations and warranties of Parent shall terminate upon the consummation of the Company’s initial public offering and (b) Sections 3.11 (to the extent related to Benefit Plans) (Employee Benefit Plans) and 3.18 (Taxes) shall terminate and expire on the date which is 60 days after the date upon which the liability to which any claim based upon, arising out of or otherwise in respect of any inaccuracy or breach of any such representation or warranty may relate is barred by all applicable statutes of limitations (including all periods of extension, whether automatic or permissive). Claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing prior to such date shall not thereafter be barred by the expiration of the relevant representation or warranty to the extent that it relates to such Claims. Except as otherwise expressly provided in this Agreement, the covenants and agreements contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated thereby.

Section 8.2 Obligation of the Company Holders to Indemnify. Subject to the limitations contained in Section 8.3, from and after the Closing, each of the Company Holders shall indemnify, defend and hold harmless the Parent and its Subsidiaries (including the Surviving Corporation), their Affiliates and their respective directors, officers, employees, advisors, successors and assigns (collectively, the “Parent Indemnified Parties”) from and against any and all claims, losses, liabilities, damages, deficiencies, judgments, assessments, fines, settlements, costs or expenses (including interest, penalties and fees, expenses and disbursements of attorneys, experts, personnel and consultants) (“Losses”) based upon, arising from or relating to:

(a) any breach of any representation or warranty of the Company or a Major Stockholder contained in this Agreement;

(b) any breach of any covenant or agreement of the Company or a Major Stockholder contained in this Agreement;

(c) enforcing the indemnification provided for in this Section 8.2;

(d) any Loss in any way relating to or arising out of iTouchpoint or the iTouchpoint Asset Purchase Agreement; and

(e) any claims by any Company Holder or the holder of any Company Options relating to or arising under this Agreement other than claims relating to non-performance by the Parent of its obligations hereunder.

Section 8.3 Matters Pertaining to Indemnification by the Company Holders. The indemnification provided for in Section 8.2 shall be subject to the following limitations:

(a) All indemnification obligations of the Company Holders under Section 8.2 may be satisfied, at the option of the Company Holder in cash or by the transfer to Parent of shares of Parent Common Stock free and clear of all Liens valued at the Fair Market Value thereof on the day immediately prior to the day on which the claim for indemnification is made (and in the case of holders of Company Options, by cancellation of a sufficient number of options to purchase Parent Common Stock measured by the difference between the Fair Market Value of Parent Company Stock on the day immediately prior to the day on which the claim for indemnification is made and the exercise price of such options). The indemnification obligations of the Company Holders under Section 8.2 shall be several and not joint. If any Company Holder shall refuse to honor its indemnification obligations hereunder, Parent may in addition to its other remedies at law, cancel the number of shares of Parent Common Stock of such Company Holder that such Company Holder is obligated to transfer pursuant to this Article VIII.

(b) The Parent Indemnified Parties shall not be entitled to receive any indemnification payments under Section 8.2(a) in connection with the breach of any representation or warranty, except those based upon, arising out of or otherwise in respect of Sections 3.1 (Organization and Qualification), 3.2 (Certificate of Incorporation and By-Laws), 3.3 (Capitalization; Ownership), 3.4 (Authority), 3.10(b) (Liabilities; iTouchpoint), 3.11 (Employee Benefit Plans), 3.18 (Taxes); 3.20 (Brokers), 3.21 (Certain Statutes) and 3.31 (iTouchpoint Receivable) (the “Basket Exclusions”); until the aggregate amount of Losses incurred by the Parent Indemnified Parties, exclusive of the Basket Exclusions, exceeds $200,000 (the “Basket Amount”), whereupon the Parent Indemnified Parties shall be entitled to receive indemnity payments equal to the amount by which such aggregate amount of Losses exceeds the Basket Amount.

(c) Notwithstanding the provisions of Section 8.3(b), the Parent Indemnified Parties shall be entitled to receive any indemnification payments in respect of the Basket

Exclusions without regard to the individual or aggregate amounts thereof and without regard to whether the aggregate of all other indemnification payments shall have exceeded, in the aggregate, the Basket Amount.

(d) The maximum amount of indemnification payments which the Parent Indemnified Parties shall be entitled to receive under Section 8.2 in connection with all breaches of representations or warranties (excluding those based upon, arising out of or otherwise in respect of, the Basket Exclusions), shall not exceed an amount equal to $5.0 million plus 50% of any Earnout Payment (the “Indemnity Cap”).

(e) For purposes of determining the amount of any Loss with respect to any breach of any representation and warranty, each representation, warranty, covenant and agreement referred to therein shall be considered without regard to any limitation or qualification as to materiality or material adverse effect (or similar limitation or qualification concept) set forth in such representation, warranty, covenant and agreement.

(f) Indemnification of a Parent Indemnified Party shall be limited to the amount of any Loss that remains after deducting therefrom any insurance proceeds or any indemnity, contribution or other similar payment actually recovered (net of out-of-pocket costs incurred in connection with such recovery) by a Parent Indemnified Party from any insurer or third party with respect thereto; provided, that the Parent Indemnified Parties shall be obligated to seek such recovery only to the extent it is commercially reasonable to do so.

Section 8.4 Obligation of Parent to Indemnify. Subject to the limitations contained in Section 8.5, from and after the Closing, Parent shall indemnify, defend and hold harmless the Company Holders, their Affiliates and their respective advisors, successors and assigns (collectively, the “Holders Indemnified Parties”) from and against all Losses based upon, arising from or relating to:

(a) any breach of any representation or warranty of Parent or Merger Sub contained in this Agreement;

(b) any breach of any covenant or agreement of Parent or Merger Sub contained in this Agreement; or

(c) enforcing the indemnification provided for in this Section 8.4.

Section 8.5 Matters Pertaining to Indemnification by Parent. The indemnification provided for in Section 8.4 shall be subject to the following limitations:

(a) All indemnification obligations of the Parent under Section 8.4 respecting Losses that represent an out-of-pocket loss by a Holder Indemnified Party shall be satisfied in cash and all other Losses may be satisfied, at the option of the Parent in cash or by the transfer of shares of Parent Common Stock free and clear of all Liens valued at the Fair Market Value thereof on the day immediately prior to the day on which the claim for indemnification is made. All obligations of Parent under Section 8.4 shall terminate upon the consummation of the initial public offering of Parent, except respecting matters as to which a Claims Notice was delivered prior to such consummation.

(b) The Holder Indemnified Parties shall not be entitled to receive any indemnification payments under Section 8.4(a) in connection with the breach of any representation or warranty, except those based upon, arising out of or otherwise in respect of Sections 4.1 (Organization and Qualification), 4.2 (Certificate of Incorporation and By-Laws), 4.3 (Capitalization), 4.4 (Authority) and 4.9 (Brokers) (the “Parent Basket Exclusions”) until the aggregate amount of Losses incurred by the Holder Indemnified Parties, exclusive of the Parent Basket Exclusions, exceeds the Basket Amount, whereupon the Holder Indemnified Parties shall be entitled to receive indemnity payments equal to the amount by which such aggregate amount of Losses exceeds the Basket Amount.

(c) Notwithstanding the provisions of Section 8.5(b), the Holder Indemnified Parties shall be entitled to receive any indemnification payments in respect of the Basket Exclusions without regard to the individual or aggregate amounts thereof and without regard to whether the aggregate of all other indemnification payments shall have exceeded, in the aggregate, the Basket Amount.

(d) The maximum amount of indemnification payments which the Holder Indemnified Parties shall be entitled to receive under Section 8.4 in connection with all inaccuracies or breaches of representations or warranties (excluding those based upon, arising out of or otherwise in respect of, the Basket Exclusions), shall not exceed the Indemnity Cap.

(e) For purposes of determining the amount of any Loss with respect to any breach of any representation and warranty, each representation, warranty, covenant and agreement referred to therein shall be considered without regard to any limitation or qualification as to materiality or material adverse effect (or similar limitation or qualification concept) set forth in such representation, warranty, covenant and agreement.

(f) Indemnification of a Holder Indemnified Party shall be limited to the amount of any Loss that remains after deducting therefrom any insurance proceeds or any indemnity, contribution or other similar payment actually recovered (net of out-of-pocket costs incurred in connection with such recovery) by a Holder Indemnified Party from any insurer or third party with respect thereto; provided, that the Holder Indemnified Parties shall be obligated to seek such recovery only to the extent it is commercially reasonable to do so.

Section 8.6 Procedure for Indemnification,

(a) The party making a claim for indemnification under this Article VIII is referred to as the ‘Indemnified Party,” and the party against whom such claims are asserted under this Article X is referred to as the “Indemnifying Party.” The Representative shall exercise, in accordance with Section 9.6, all rights of the Company Holders as an Indemnifying Party in this Article VIII. All claims by any Indemnified Party under this Article VIII shall be asserted and resolved as follows:

(b) Notice of Asserted Liability. Promptly after receipt by the Indemnified Party of notice of the commencement of any action or proceeding, the assertion of any claim by a third party, the imposition of any penalty or assessment or a claim not involving a third party for which the Indemnified Party seeks to be indemnified that may result in a Loss (each, an

“Asserted Liability”), the Indemnified Party shall give written notice of such Asserted Liability (the “Claims Notice”) to the Indemnifying Party. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of their indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or actually incurs an incremental out-of-pocket expense by reason of such failure. The Claims Notice shall describe the Asserted Liability in reasonable detail, including (i) the representation, warranty, covenant or agreement that is alleged to have been inaccurate or to have been breached, (ii) the basis for such allegation, including the provision of supporting documentation and (iii) if known, the aggregate amount of the Losses for which a claim is being made under this Article VIII or, to the extent that such Losses are not known or have not been incurred at the time such claim is made, an estimate, to be prepared in good faith and accompanied by supporting documentation, of the aggregate potential amount of such Losses.

(c) Non Third Party Claims. If the Claims Notice from the Indemnified Party pertains to an Asserted Liability other than a claim or demand from a third party, then the Indemnifying Party shall have 30 days following receipt of the Claims Notice to make such investigation at the expense of the Indemnifying Party of the Asserted Liability as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Indemnified Party agrees to make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Asserted Liability. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of said 30-day period (or any mutually agreed upon extension thereof) on the validity and amount of such Asserted Liability, the Indemnifying Party shall promptly pay to the Indemnified Party the full amount of the claim in the manner provided for under Section 8.3(a) or Section 8.5(a), as applicable. If the Indemnified Party and the Indemnifying Party do not agree at or prior to the expiration of said 30 day period (as such period may be extended by mutual agreement) on the validity and amount of such Asserted Liability, then each of the Indemnified Party and the Indemnifying Party may pursue the remedies available under this Agreement.

(d) Opportunity to Defend Third Party Claims.

(i) If the Claims Notice pertains to an Asserted Liability that relates to a claim or demand from a third party, the Indemnifying Party may elect to compromise, negotiate or defend, at its own expense and by its own counsel, such Asserted Liability; provided, that the Indemnifying Party shall not have the right to defend or direct the defense of any such Asserted Liability that is asserted directly or indirectly by or on behalf of a Person that is a current or prospective customer or supplier of the Parent, the Surviving Corporation or any of their Subsidiaries.

(ii) If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall promptly notify the Indemnified Party in writing of its intent to do so, and the Indemnified Party, at the expense of the Indemnifying Party, shall cooperate in the compromise of, or defense against, such Asserted Liability.

(iii) If the Indemnifying Party elects not to compromise or defend such Asserted Liability, fails to promptly notify the Indemnified Party in writing of its election as provided in this Agreement, or otherwise abandons the defense of such Asserted Liability, the Indemnified Party may pay, compromise or defend such Asserted Liability and seek indemnification for any and all Losses based upon, arising from or relating to such Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party shall settle or compromise any Asserted Liability without the prior written consent of the other unless all claimants shall provide an unqualified release to the Indemnifying and Indemnified Parties.

(iv) The Indemnified Party shall have the right to participate in the defense of any Asserted Liability with counsel selected by it and reasonably satisfactory to the Indemnifying Party subject to the Indemnifying Party’s right to control the defense. The fees and disbursements of one such counsel (and any necessary local counsel) shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be liable for the reasonable legal fees and expenses of one separate counsel to all of the applicable Indemnified Parties (in addition to one local counsel in each jurisdiction that may be necessary or appropriate). If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnified Party shall make available to the Indemnifying Party any personnel, books, records or other documents within its control that are reasonably necessary or appropriate for such defense.

(v) The rights of the Company Holders under this Section 8.6(c) with respect to any Asserted Liability for which the Company Holders are Indemnifying Parties may be exercised solely by the Representative, and, if the Representative elects to defend such Asserted Liability, the Representative shall have sole and exclusive control over such defense as between the Company Holders.

Section 8.7 Tax Indemnification.

(a) From and after the Closing Date, the Company Holders shall indemnify the Parent Indemnified Parties against and hold harmless from any and all Losses suffered or incurred (“Tax Losses”) that arise out of, or result from (i) Taxes of the Company with respect to all taxable periods ending on or prior to the Closing Date; (ii) with respect to any Straddle Period, the portion of Taxes payable by or assessed against the Company which are properly allocated to the part of such Straddle Period ending on the Closing Date and (iii) Taxes imposed on a Parent Indemnified Party as a result of (x) a breach of a representation or warranty set forth in Section 3.18 hereof or (y) a breach of a covenant or agreement set forth in Section 5.10 hereof, (iv) Taxes arising out of any transactions entered into in connection with or pursuant to this Agreement; and (v) Taxes imposed on any indemnification payments received by a Parent Indemnified Party under this Agreement.

(b) For purposes of this Agreement, with respect to any taxable year or period beginning before and ending after the Closing Date (“Straddle Period”), an allocation of Taxes shall be made to the part of such Straddle Period which ends on the Closing Date based on (i) the closing of the books method, in the case of income Taxes, (ii) the number of days elapsed between the beginning of such Straddle Period to and including the Closing Date in the case of property Taxes, and (iii) when the relevant transaction occurs, in the case of sales and gross receipts Taxes.

Section 8.8 Sole and Exclusive Remedy. From and after the Closing, the remedies provided in this Article VIII shall be the sole recourse of all parties hereto for all Losses based upon, arising from or relating to any breach of any representation, warranty or covenant contained in this Agreement or in any certificate delivered pursuant to Article VI. Nothing in this Section 8.8 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Person’s fraud or willful misconduct.

Section 8.9 Miscellaneous. It is the intention of the parties to treat any indemnity payment made under this Agreement with respect to the Merger as an adjustment to the Merger Consideration, and any indemnity payment made under this Agreement with respect in the form of Parent Common Stock as an adjustment to the Share Consideration, and in the form of cash, as an adjustment to the Cash Consideration for all federal, state, local and foreign Tax purposes, and the parties agree to file their Tax Returns accordingly, except as otherwise required by a change in Law or a good faith resolution of a dispute.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Certain Definitions. For purposes of this Agreement the following terms shall have the meanings herein specified (to be equally applicable to both the singular and the plural:

“Actual Earnout Profit Amount” shall mean with respect to each Earnout Period, the Surviving Corporation’s consolidated income from operations (for the avoidance of doubt shall not include any interest expense, taxes, currency exchange or equity-based compensation expense) for such Earnout Period; provided, however, that only revenues that are included in the determination of the Actual Earnout Revenue Amount shall be included in determining the Actual Earnout Profit Amount. For purposes of eliminating doubt, the Parties acknowledge that all employee bonuses accrued during an Earnout Period shall reduce the Actual Earnout Profit Amount. The Surviving Corporation shall have the right to reduce employee bonus levels without the approval of the Parent in order to achieve the Earnout Profit Margin Target or the Upside Profit Margin Target; provided, however, that any bonus reductions made without the approval of Parent shall only be made in proportion to each Company Holder’s proportionate share of the Earnout Payment and the Upside Payment as set forth in the Allocation Schedule. The Surviving Corporation acknowledges that certain personnel and operations of Parent and its Subsidiaries associated with the matters referred to in clause (d) of the definition of Actual Earnout Revenue Amount will be transferred to the Surviving Corporation or one of its Subsidiaries and, accordingly, the costs of such personnel and operations will not be accounted for in determining Actual Earnout Profit

Amount; provided, however, that except to the extent that revenues are deemed to count as Actual Earnout Revenue, the out of pocket expenses and amounts of commissions directly related to producing the revenues referred to in such clause (d) will be excluded from such determination to the extent that revenues are excluded from the Actual Earnout Revenue Amount by reason of the provisions of such clause (d). The out of pocket expenses and commissions directly related to Parent Referrals that generate revenue for the Surviving Corporation or its Subsidiaries shall be included as expenses when computing the Actual Earnout Profit Amount but other employee expense of such personnel shall not be so included. The amount of pocket expenses and commissions directly related to business referred by the Surviving Corporation or its Subsidiaries to the Parent and its other Subsidiaries shall not be included when determining the Actual Earnout Profit Amount but all other employee expense shall be included.

The aggregate amount of all Parent Imposed Expenses accrued since January 1, 2006, by the Company shall be included in the calculation of the Actual Earnout Profit Amount to the extent such expenses when combined with the Company’s actual expenses for audit related services do not exceed the amount provided for in the Company’s 2006 budget (a copy of which budget has been provided to the Parent) for such expenses. For purposes of eliminating doubt, the Parties acknowledge that to the extent such accrued Parent Imposed Expenses exceed the amounts provided for in the Company’s budget, any such excess amounts shall not be included in the calculation of Actual Earnout Profit Amount.

Any amounts included in the Surviving Corporation’s expenses as a result of the write-off of the promissory notes made by iTouchpoint in favor of the Company shall be excluded when calculating the Actual Earnout Profit Amount.

“Actual Earnout Profit Margin” shall mean with respect to each Earnout Period, the quotient of the Surviving Corporation’s Actual Earnout Profit Amount for such Earnout Period divided by the Surviving Corporation’s Actual Earnout Revenue Amount for such Period.

“Actual Earnout Revenue Amount” shall mean, with respect to each Earnout Period, the Surviving Corporation’s consolidated revenues (which shall include reimbursed out-of-pocket expenses) for the relevant Earnout Period provided that the calculation of the Actual Earnout Revenue Amount (and, accordingly, the Actual Earnout Profit Amount) shall be made in accordance with the following:

(a) If the Surviving Corporation’s consolidated revenues include under U.S. GAAP amounts received from customers respecting “out-of-pocket” expenses including normal travel and incidental expenses (it being understood that such “out-of-pocket” expenses do not include charges for supplemental services, such as technology charges), to the extent such out-of-pocket expenses exceed 10% of the Surviving Corporation’s consolidated revenues for an Earnout Period, any revenues in excess thereof shall be excluded in computing the Actual Earnout Revenue Amount and any revenues or expenses in excess thereof shall be excluded in computing the Actual Earnout Profit Amount.

(b) The Actual Earnout Revenue Amount shall include revenues derived from Analytical Services and Consulting Services but shall not include revenues derived from other types of services. The key determinant of whether particular services constitute Analytical Services or Consulting Services will be made based on the nature of the skillset used by the personnel providing such services. If the nature of the services is not clear based on the skillset used by the personnel providing the services, then the determination shall be made based on the pricing of such services. In such event, if the pricing of such services is less than $35,000 annually per full time equivalent employee for a single statement of work (including all billable and non-billable time for the personnel providing the services), such services shall not be deemed Analytical Services or Consulting Services and shall be excluded from the computation of the Actual Earnout Revenue Amount. Upon submission by the Surviving Corporation of a Statement of Work for proposed Analytical Services or Consulting Services to the President of Parent, Parent shall have thirty (30) days to dispute such characterization by written notice setting forth in reasonable detail the reasons for such dispute. If no such notice is received during such period, the proposed services shall be deemed Analytical Services or Consulting Services; provided, however, that the characterization will be subject to adjustment if it is later established that the characterization set forth in the Statement of Work was factually incorrect or if the nature of the work actually performed is different than that described in the Statement of Work.

(c) The Actual Earnout Revenue Amount shall not include any revenues derived from providing services directly or indirectly to iTouchpoint or any of its Affiliates or any revenues realized by iTouchpoint.

(d) All revenues from providing Analytical Services to the prospective customers identified in Section 9.1 of the Company Disclosure Letter shall be excluded in each Earnout Period for purposes of determining the Actual Earnout Revenue Amount unless and until the amount of such revenues paid by such prospective customers in such Earnout Period exceeds $1,500,000 during the First Earnout Period and an amount equal to (i) the revenues paid by such prospective customers during the fourth quarter of 2006 multiplied by (ii) 5.2 (the “Second Earnout Period Prospective Client Amount”) during the Second Earnout Period and then only such revenues from such prospective customers in excess of $1,500,000 during the First Earnout Period and the Second Earnout Period Prospective Client Amount during the Second Earnout Period shall be included in determining the Actual Earnout Revenue Amount.

(e) For purposes of eliminating doubt, the parties acknowledge that revenues derived from Parent’s Opportunity Identification and Black Belt service and process re-engineering offerings performed by employees of Parent or its Subsidiaries (other than the Surviving Corporation and its Subsidiaries) shall not be included in the computation of Actual Earnout Revenue Amount regardless of whether such offerings are made to customers of the Parent or the Surviving Corporation, but such offerings shall be differentiated from consulting services heretofore offered by the Surviving Corporation and its Subsidiaries performed by employees of the Surviving Corporation or its Subsidiaries. The revenues from such consulting services will be included in the computation of Actual Earnout Revenue Amount regardless of whether such offerings are made to customers of the Parent or the Surviving Corporation.

(f) If the Surviving Corporation’s management declines any Parent Referrals that the Parent or its Subsidiaries other than the Surviving Corporation or its Subsidiaries wish to accept then the Surviving Corporation shall use its reasonable efforts to assist and cooperate with the Parent if the Parent decides to take on the business or refer it to one of the Parent’s other Subsidiaries. The revenues and costs of any such business referred to in the preceding sentence will not be included for purpose of determining the Actual Earnout Revenue Amount or the Actual Earnout Profit Amount.

(g) For purposes of avoiding doubt, the Parties agree that revenue that is not recognized under U.S. GAAP during an Earnout Period will not be included when determining the Actual Earnout Revenue Amount for such Earnout Period. In addition, (i) any revenue that is so recognized and is otherwise required to be included when determining the Actual Earnout Revenue Amount for such Earnout Period will nevertheless be excluded for purposes of determining the Earnout Payment if the cash amount of such revenue has not been collected by the Surviving Corporation or its Subsidiaries by the first anniversary of the payment of an Earnout Payment and shall be excluded for purposes of determining the Upside Payment if the cash amount of such revenue has not been collected by the Surviving Corporation or its Subsidiaries by the 180th day following the end of the Second Earnout Period (unless Parent has theretofore received an audit confirmation or other evidence that the receivable will be collected as may be reasonably requested by the Parent’s audit firm) and an adjustment in the Earnout Payment or Upside Payment, as applicable, shall be made and each Company Holder shall return his pro rata share of such payment in accordance with the Allocation Schedule (and Parent may cancel shares of Parent Common Stock of any Company Holder failing to make such payment), (ii) if a credit or refund is issued or made with respect to any project in the Second Earnout Period with respect to which revenue was included in the First Earnout Period, the revenue to be included for the Second Earnout Period will be reduced by the amount of such credit or refund and (iii) if a credit or refund is issued with respect to any project after the end of the Second Earnout Period but before the determination of the Earnout Payment for the Second Earnout Period with respect to which revenue was included in the Second Earnout Period, the revenue to be included for the Second Earnout Period will be reduced by the amount of such credit or refund.

(h) If the provision to Section 2.8(a) is applicable, the following shall apply: If average monthly revenues included in the determination of the Actual Earnout Revenue Amount that are derived from Parent Referrals (the “Average Referral Revenue”) after the acquisition or commencement of a Competing Business, is less than the Average Referral Revenue prior to such acquisition or commencement, then the Actual Earnout Revenue Amount following such acquisition or commencement shall be increased by an amount equal to the difference in Average Referral Revenue before and after such acquisition or commencement multiplied by the number of months (including partial months) remaining in the respective Earnout Period from and after such acquisition or commencement. If this clause (h) applies during the First Earnout Period, then the measurement of the shortfall for the First Earnout Period shall be made with respect to the period after such acquisition or commencement until the end of the First Earnout Period and the measurement of the shortfall for the Second Earnout Period shall be made for the entire Second Earnout Period.

“Affiliate,” as applied to any person, shall mean any other person directly or indirectly controlling, controlled by or under common control with, that person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling.” “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise.

“Analytical Services” shall mean marketing analytics, risk modeling and analytics, analytical services (including collections file processing, lead management, staff augmentation, market research analytics, and model factory), operations analytics, consisting of cash flow modeling, reserve analysis and equity analysis or similar types of financial analytical services and other quantitative services.

“Business Day” shall mean any day, other than Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time. In computing any time period under this Agreement, the date of the event that begins the running of such time period shall be included, except that if such event occurs on other than a Business Day, such period shall begin to run on and shall include the first Business Day thereafter.

“Capital Change” shall mean any reclassification, merger, consolidation, reorganization, stock split (including a reverse stock split), stock dividend or distribution or other similar transaction.

“Consulting Services” shall mean marketing strategy, product and service strategy, re-engineering, web-enablement, global resource optimization, risk management optimization, technology optimization, general strategy, management and operations consulting.

“Debt” shall mean as of any date, (without duplication) with respect to any Person, any long term liability or any indebtedness outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute trade payables) and shall also include, to the extent not otherwise included (a) any capital lease obligations determined in accordance with U.S. GAAP, (b) obligations of Persons other than such Person secured by a Lien to which the property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been incurred or assumed by such Person,

(c) all indebtedness or long term liabilities of others of the types described in the other clauses of this definition (including all dividends of other Persons) the payment of which is guaranteed, directly or indirectly, by such Person or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds (whether or not such items would appear upon the balance sheet of the guarantor), (d) all obligations for the reimbursement of any obligation or on any letter of credit, banker’s acceptance or similar credit transaction, (e) the deferred or contingent purchase price of assets, services or securities and (f) obligations under any currency or interest rate swap, hedge or similar protection device of any such Person. The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations referred to in clause (c) above, the maximum liability upon the occurrence of the contingency giving rise to the obligation. Notwithstanding any other provision of the foregoing definition, (i) any trade payable arising from the purchase of goods or materials or for services arising in the ordinary course of business shall not be deemed to be Debt for purposes of this definition and (ii) Debt shall not include $3,081,500 of outstanding bank debt of the Company that was incurred for the purpose of funding loans to iTouchpoint.

“Earnout Payment Date” shall mean the date on which each Earnout Payment is due under this Agreement.

“Earnout Payment”, shall mean with respect to each Earnout Period, the number of Earnout Shares payable to the Company Holders for such Earnout Period as determined pursuant to this Agreement, subject, however, to adjustment pursuant to Section 2.8(d).

“Earnout Period” shall mean the First Earn-Out Period and the Second Earn-Out Period.

“Earnout Profit Margin Target” shall mean (a) 0.103 for the First Earnout Period and (b) 0.143 for the Second Earnout Period.

“Earnout Shares” shall mean 194,691 shares of Parent Common Stock for each Earnout Period. In the event that prior to the end of the Earnout Period there is any change in the number of shares of Parent Common Stock as a result of any Capital Change, then the amount of Earnout Shares will be proportionally and equitably adjusted to reflect such Capital Change.

“Earnout Spread” shall mean (a) $2,800,000 for the First Earnout Period and (b) $3,500,000 for the Second Earnout Period.

“Fair Market Value” shall mean, with respect to the capital stock of any Person, as of the date of determination, (a) if such capital stock is listed on a national securities exchange, the closing price per share of such capital stock on such date published in The Wall Street Journal (National Edition) or, if no such closing price on such date is published in The Wall Street Journal (National Edition), the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange on which such capital stock is then listed or admitted to trading; or (b) if such capital stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security by the National Association of Securities Dealers, Inc., the last trading price of such capital stock on such date; or (c) if there shall have been no trading on such date or if such capital stock is not designated as a national market system security by the National Association of Securities Dealers, Inc., the average of the reported closing bid and asked prices of such capital stock on such date as shown by the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System and reported by any member firm of the New York Stock Exchange selected by Parent; or (d) if none of (a), (b) or (c) is applicable or in the case of property other than capital stock of a Person, a fair market value determined by the Board of Directors of such Person.

“First Earnout Period” shall mean the calendar year beginning January 1, 2006 and ending December 31, 2006.

“Knowledge” as applied to the Company or the Parent, shall mean the actual knowledge of the officers of the Company or the Parent, as the case may be, after due inquiry.

“Law” shall mean federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement.

“Material Adverse Effect on the Company” shall mean any change in, occurrence or effect on the business, assets, properties, results of operations or condition (financial or otherwise) of the Company or its Subsidiaries that is or could reasonably be expected to be materially adverse to the Company and its Subsidiaries taken as a whole or that could materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, other than events, occurrences, changes in or effects (individually or in combination) arising out of or resulting from (i) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates or (ii) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect industries in which the Company and its Subsidiaries conduct business, provided that such changes do not affect the Company and its Subsidiaries in a materially disproportionate manner.

“Material Adverse Effect on the Parent” shall mean any change in, occurrence or effect on the business, assets, properties, results of operations or condition (financial or otherwise) of the Parent or its Subsidiaries that is or could reasonably be expected to be materially adverse to the Parent and its Subsidiaries taken as a whole, (without consideration of the Surviving Corporation or its respective Subsidiaries) or that could materially impair the ability of the Parent to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, other than events, occurrences, changes in or effects (individually or in combination) arising out of or resulting from (i) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates or (ii) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect industries in which the Parent and its Subsidiaries conduct business, provided that such changes do not affect the Parent and its Subsidiaries in a materially disproportionate manner.

“Maximum Earnout Revenue Target” shall mean $28,000,000 for the First Earnout Period and $35,000,000 for the Second Earnout Period.

“Maximum Upside Revenue Target” shall mean $49,000,000.

“Minimum Earnout Revenue Target” shall mean $25,200,000 for the First Earnout Period and $31,500,000 for the Second Earnout Period.

“Minimum Upside Revenue Target” shall mean $42,000,000.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental Entity (in each such case whether preliminary or final).

“Parent Imposed Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, experts and consultants) and other allocated expenses incurred by the Company and its Subsidiaries (whether before or after the Effective Time) in connection with, or in preparation for, any initial public offering of Parent’s securities.

“Parent Referrals” shall mean referrals by the Parent to the Surviving Corporation of any business involving the development, marketing or offering of Analytical Services or Consulting Services.

“Person” shall mean individuals, corporations, limited and general partnerships, trusts, limited liability companies, associations, joint ventures, Governmental Entities and other entities and groups (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Potential Company Employee Conflicts” shall mean any investment, by a Company Employee in any Person or any consulting or any other participation in such Person’s business.

“Profit Adjusted Earnout Revenue” shall mean (a) if the Actual Earnout Profit Margin for an Earnout Period is equal to or greater than the Earnout Profit Margin Target for such Earnout Period, then the Actual Earnout Revenue Amount for such Earnout Period, or (b) if the Actual Earnout Profit Margin for an Earnout Period is less than the Earnout Profit Margin Target for such Earnout Period, then the quotient of (x) the Actual Earnout Profit Amount for such Earnout Period divided by (y) 0.103 during the First Earnout Period or 0.143 during the Second Earnout Period.

“Profit Adjusted Upside Revenue” shall mean, during the Second Earnout Period (a) if the Actual Earnout Profit Margin is equal to or greater than the Upside Profit Margin Target, then the Actual Earnout Revenue Amount for the Second Earnout Period, or (b) if the Actual Earnout Profit Margin is less than the Upside Profit Margin Target, then the amount equal to the Actual Earnout Profit Amount for the Second Earnout Period divided by 0.150.

“Second Earnout Period” shall mean the calendar year beginning January 1, 2007 and ending December 31, 2007.

“Subsidiary” shall mean, with respect to the Parent, the Company, the Surviving Corporation or any other Person, any entity of which the Parent, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests constituting more than 50% of the voting or economic interest in such entity, or the financial results of which are or are required to be consolidated with the Parent, the Company, the Surviving Corporation or such other Person under U.S. GAAP.

“Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, and (ii) any transferee liability in respect of any items described in clause (i) above.

“Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a governmental authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Two Specified Clients” shall mean the clients identified in Section 2.4(b)(ii) of the Company Disclosure Letter.

“Upside Equity Valuation Date” shall mean (a) if the Parent Common Stock shall not be registered under the Securities Exchange Act of 1934, as amended, the last day of the Earnout Period with respect to which the Upside Payment is being computed and (b) if the Parent Common Stock shall be so registered, then Fair Market Value shall be computed on each of the ten trading days following the public announcement of Parent’s financial results for the Earnout Period and the Fair Market Value shall be the average thereof.

“Upside Payment” shall mean, $6,473,468 or such lesser amount as shall be payable to the Company Holders as determined pursuant to this Agreement.

“Upside Profit Margin Target” shall mean 0.150.

“Upside Spread” shall mean $7,000,000.

“U.S. GAAP” shall mean United States generally accepted accounting principles as in effect on the date of this Agreement.

Section 9.2 Exclusive Representations. Each party agrees that, except for the representations and warranties contained in this Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, no party to this Agreement has made any other representations and warranties, and each party disclaims any other representations and warranties, made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other Representatives with respect to the execution and delivery of this Agreement or the transactions contemplated by this Agreement, notwithstanding the delivery of disclosure to any other party or any party’s Representatives of any documentation or other information with respect to any one or more of the foregoing.

Section 9.3 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 9.4 GOVERNING LAW. THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY THE DGCL AS TO MATTERS WITHIN THE SCOPE THEREOF, AND AS TO ALL OTHER MATTERS THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

Section 9.5 Consent to Jurisdiction. Each of the parties, and by their approval of the Merger and the approval of the form of this Agreement by the holders of the Company Options and their execution and delivery of the Letter of Transmittal and the Company Holder Agreement, each Common Holder, submits to the jurisdiction of any state or federal court sitting in New York County, New York, in any action, suit or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party and each Company Holder waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

Section 9.6 Representative. Pursuant to the approval of the Merger and the authorization of the form of this Agreement by the Company Holders, and the execution and delivery of the Letter of Transmittal, the Representative is appointed, authorized and empowered to be the exclusive proxy, representative, agent and attorney-in-fact of each of the Company Holders, with full power of substitution, (i) to make all decisions and determinations and to act and execute, deliver and receive all documents, instruments and consents on behalf of the Company Holders at any time, in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of this Agreement and (ii) to facilitate the consummation of the transactions contemplated by this Agreement, and in connection with the activities to be performed by or on behalf of such Company Holders under this Agreement, (including, without limitation, in connection with any and all claims for remedies brought pursuant to this Agreement). By executing this Agreement, the Representative accepts such appointment, authority and power. Without limiting the generality of the foregoing, the Representative shall have the power to take any of the following actions on behalf of the Company Holders; (i) to give and receive notices, communications and consents under this Agreement; (ii) to receive and distribute payments and consideration deliverable pursuant to this Agreement; (iii) to waive any provision of this Agreement; (iv) to assert any claim or institute any contest or action arising out of or relating to this Agreement; (v) to investigate, defend, contest or litigate any Claim initiated by any Person against the Representative in his capacity as such; (vi) to receive process on behalf of any or all Company Holders in any such contest or Claim; (vii) to negotiate, enter into settlements and compromises of, resolve and comply with orders of courts and awards of arbitrators or other third party intermediaries with respect to any disputes arising under this Agreement; (viii) to agree to any offsets or other additions or subtractions of amounts to be paid under this Agreement; and (ix) to make, execute, acknowledge and deliver all such other agreements, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in his sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in this Section 9.6 and the transactions contemplated hereby. Notice or communications to or from the Representative shall constitute notice to or from any Company Holder. Any portion of the $150,000 deposited with the Representative in accordance with Section 2. 1(c) for the purpose of satisfying its obligations under this Agreement that has not been expended or obligated on or before June 30, 2008, or for which the Representative has determined in good faith may be required to satisfy its obligations under this Agreement, shall he delivered by the Representative to the Parent and released pro rata by the Parent to the Company Holders in accordance with the Allocation Schedule. In the event that the Representative withholds funds as provided in the immediately preceding sentence, any part thereof not expended or obligated shall be promptly delivered by the Representative to the Parent and released pro rata by the Parent to the Company Holders in accordance with the Allocation Schedule as soon as reasonably determined by Representative that such funds will not be required to fulfill it obligations under this Agreement shall be delivered by the Representative to the Parent and released pro rata by the Parent to the Company Holders in accordance with the Allocation Schedule. Company Holders holding a majority of the shares of Parent Common Stock held thereby may, upon the resignation, death, disability or incapacity of the Representative, appoint in writing a successor to act as the representative and attorney-in-fact of the Company Holders in connection with this Agreement.

Section 9.7 Notices. Any notices or other communications required under this Agreement shall be in writing and be deemed effectively given (i) upon delivery, if given by hand delivery, (ii) upon confirmed, facsimile transmission when sent by facsimile during normal business hours of the recipient (or if not so confirmed, the next Business Day) or (iii) the next Business Day, if delivered by a nationally recognized overnight courier. Any such notices or other communications shall be given at the addresses or facsimile numbers set forth below, with copies provided as follows:

if to the Parent or Merger Sub:

ExlService Holdings, Inc.

350 Park Avenue

New York, New York 10022

Attention: Legal Department

Fax: (212) 277-7111

with copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention: Carl Reisner, Esq.

Fax: (212) 492-0017

if to the Company:

Inductis, Inc.

571 Central Ave, Suite 105

New Providence, New Jersey 07974-1547

Attention: Sandeep Tyagi

Fax: (908) 508-7811

with copies to:

Lowenstoin Sandler PC

65 Livingston Avenue

Roseland, New Jersey

Attention: Edward M. Zimmerman, Esq.

Fax: (973) 597-2569

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 9.8 Entire Agreement. This Agreement (including any Exhibits and annexes to this Agreement), the Company Disclosure Letter and the Parent Disclosure Letter constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter of this Agreement.

Section 9.9 No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties to this Agreement any rights or remedies under this Agreement.

Section 9.10 Amendment. This Agreement may be amended by the parties to this Agreement, at any time prior to the Effective Time whether before or after Stockholder approval; provided, that after the adoption of this Agreement by the stockholders of the Company, no amendment may be made that by law requires further approval by such Stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties to this Agreement.

Section 9.11 Waiver. At any time prior to the Effective Time, any party to this Agreement may (a) extend the time for the performance of any obligation or other act of any other party to this Agreement, (b) waive any inaccuracy in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, and (c) subject to applicable law, waive compliance with any agreement or condition contained in this Agreement. Any waiver of a condition set forth in Section 6.1, or any determination that such a condition has been satisfied, will be effective only if made in writing by each of the Company and the Parent and, unless otherwise specified in such writing, shall thereafter operate as a waiver (or satisfaction) of such conditions for any and all purposes of this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 9.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any person or any circumstance, is invalid or unenforceable, (a) the parties shall negotiate in good faith a suitable and equitable provision to substitute for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of the provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.

Section 9.13 Interpretation. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to an Article, Section or an Exhibit or Schedule will mean an Article or Section in, or Exhibits or Schedule to, this Agreement unless otherwise explicitly set forth. The definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All Schedules and Exhibits attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Schedule or Exhibit shall have the meaning ascribed to such term in this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All accounting terms not defined in this Agreement shall have the meanings determined by U.S. GAAP. The words “hereof” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 9.14 Assignment. This Agreement shall not be assignable by operation of law or otherwise, except that the Parent may after the Effective Time assign its rights hereunder and may prior to the Effective Time designate, by written notice to the Company, a Parent Subsidiary that is wholly owned, directly or indirectly, by the Parent to be merged with and into the Company in lieu of Merger Sub, in which event all references in this Agreement to Merger Sub shall be deemed references to such Parent Subsidiary.

Section 9.15 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise reached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction under this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

EXLSERVICE HOLDINGS, INC.

By:	/s/ Rohit Kapoor
	Name:	Rohit Kapoor
	Title:	President

EXLSERVICE MERGER SUB INC.

By:	/s/ Rohit Kapoor
	Name:	Rohit Kapoor
	Title:	President

INDUCTIS, INC.

By:	/s/ Max Polenar
	Name:	Max Polenar
	Title:	Chief Financial Officer

MAJOR STOCKHOLDERS:

/s/ Sandeep Tyagi
Sandeep Tyagi, individually and as Representative

/s/ Sudip Chakraborty
Sudip Chakraborty

/s/ Kal Bittianda
Kal Bittianda

/s/ Puneet Shivam
Puneet Shivam

/s/ Lalit Wangikar
Lalit Wangikar

/s/ Vijay Parekh
Vijay Parekh

Signature Page to Merger Agreement

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